[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
Exhibit 10.1

FRAMEWORK AGREEMENT

by and among
TWILIO INC.,
CARLYLE PARTNERS V HOLDINGS, L.P.
and
SYNIVERSE CORPORATION
Dated as of February 26, 2021

Page

i
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(continued)
Page

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(continued)
Page

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(continued)
Page

Schedule 1:    Third-Party Equity Investment Terms
Schedule 2:    Illustrative Calculation of New Shares
Exhibit A:    Pre-Closing Steps
Exhibit B:    Form of Stockholders Agreement
Exhibit C:    SPAC Transaction Stockholders Agreement Revisions
Exhibit D:    Form of Wholesale Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

FRAMEWORK AGREEMENT
This FRAMEWORK AGREEMENT, dated as of February 26, 2021 (this “Agreement”), is made by and among Twilio Inc., a Delaware corporation (“Investor”), Carlyle Partners V Holdings, L.P., a Delaware limited partnership (“Carlyle”), and Syniverse Corporation, a Delaware corporation (the “Company”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 9.1.
R E C I T A L S:
WHEREAS, Carlyle owns, directly or indirectly, a majority of the issued and outstanding Shares of the Company;
WHEREAS, the Company wishes to issue the New Shares to Investor, and Investor wishes to acquire the New Shares from the Company, on the terms and conditions set forth in this Agreement (the “Investment”);
WHEREAS, in connection with the Investment, the Company will pursue a business combination transaction with a SPAC (the “SPAC Merger”) to be consummated immediately following the Investment (the “SPAC Transaction”), consistent with the terms and conditions set forth in this Agreement and as otherwise agreed among the Company, Carlyle, Investor, the SPAC and the other parties to the SPAC Transaction;
WHEREAS, in the event of the SPAC Transaction, the parties’ intend to utilize the proceeds from the SPAC Transaction (including proceeds from the Investment, proceeds raised in the SPAC’s initial public offering, the PIPE Financing and the SPAC Transaction Refinancing) to, among other things, pay transaction fees and expenses and reduce the Company’s aggregate indebtedness;
WHEREAS, prior to the consummation of the SPAC Transaction, the Company may in the circumstances described herein, at its election, cause the parties to cease pursuing the SPAC Transaction and instead consummate the Investment without involving a SPAC (the “Alternative Transaction”), on the terms and conditions set forth in this Agreement;
WHEREAS, in the event of the Alternative Transaction, at Investor’s election, subject to the terms and conditions herein, the Company will cause the Pre-Closing Steps to be completed prior to the Closing;
WHEREAS, in connection with the Alternative Transaction, the parties’ intend to utilize the proceeds from the Alternative Transaction (including proceeds from the Investment, the Third-Party Equity Investment and the Alternative Transaction Refinancing) to, among other things, pay transaction fees and expenses and reduce the Company’s aggregate indebtedness;
WHEREAS, in connection with the transactions contemplated hereby, at the Closing the Company or certain of its Subsidiaries, Carlyle and Investor, as applicable, will enter into the Ancillary Agreements, including the Wholesale Agreement;
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound hereby, do agree as set forth herein:
Article I

Investment; Issuance of New Shares
Section 1.1 Closing. Upon and subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the New Shares (the “Closing”) shall take place (a) if an Alternative Transaction Election has not been made, at the location and on the same date as, and in connection with, the consummation of the SPAC Merger (subject to the satisfaction or waiver of the conditions in Article 7 applicable to the SPAC Transaction at such time) or (b) if an Alternative Transaction Election has been made, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. on the date that is three (3) Business Days after the conditions set forth in Article 7 applicable to the Alternative Transaction have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), unless in each case another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”. At the Closing:
(a) Issuance of the New Shares. Upon and subject to the terms and conditions of this Agreement, the Company, shall issue and sell to Investor, and Investor shall purchase from the Company, newly issued Shares (the “New Shares”) representing a percentage of the aggregate number of (i) issued and outstanding Shares, (ii) Option Shares in respect of issued and outstanding In-the-Money Options and (iii) RSU Shares in respect of issued and outstanding RSUs, in each case, as of immediately prior to the Closing (after taking into account any grants of RSUs in reliance on Item 1 or Item 2 of Section 5.1(u) of the Company Disclosure Letter and the issuance of the New Shares, but (x) before taking into account equity to be newly issued to the SPAC and investors in the PIPE Financing in connection with the SPAC Transaction and (y) excluding warrants issued in connection with the Third-Party Equity Investment, if any, in connection with the Alternative Transaction) equal to the Investment Percentage, free and clear of all Liens, other than Liens arising under this Agreement or under applicable securities Laws or created or imposed by Investor. An illustrative calculation of the number of New Shares to be issued to Investor at the Closing is attached as Schedule 2.
(b)Purchase Price. Investor shall pay the Company, by wire transfer of immediately available funds to such account(s) as the Company shall designate in writing to Investor not less than three (3) Business Days prior to the Closing Date (the “Company Designated Account(s)”), an aggregate amount in cash equal to the Purchase Price.

Section 1.2 Purchase Price
(a)Purchase Price. The aggregate consideration for the New Shares shall be an amount in cash equal to (i) the Investment Amount, minus (ii) the SPAC Reduction Amount (if
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

an Alternative Transaction Election has not been made) or the Alternative Reduction Amount (if an Alternative Transaction Election has been made) (the calculation resulting from clauses (i) and (ii), the “Purchase Price”).
(b)Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall provide to Investor a statement (the “Closing Statement”) setting forth the Company’s good faith calculation of the Purchase Price, the Investment Percentage and the number of New Shares to be issued to Investor pursuant to Section 1.1(a), which shall be based upon (i) the Enterprise Value, (ii) the Net Indebtedness Amount, (iii) the Investment Amount, (iv) the SPAC Reduction Amount or Alternative Reduction Amount, as applicable, if any, and (v) Closing Date Leakage, if any, in the case of clauses (iv) and (v), delivered with reasonable supporting detail with respect to the calculation of such amounts. The Company shall provide Investor and its representatives reasonable access to information and personnel that Investor reasonably requests relating to the Closing Statement and the Company’s preparation thereof. The Company shall consider in good faith any changes Investor proposes or requests to the Closing Statement and revise such statement if, based on its good faith assessment, such changes are warranted; provided that (x) in no event shall such obligation require the contemplated Closing Date to be postponed or otherwise delayed and (y) Investor’s review and comments on the Closing Statement shall not be deemed a consent by Investor to the Closing Statement or a waiver by Investor of any claim related thereto.
Article 2

Representations and Warranties of the Company
Except as set forth the Company Disclosure Letter (subject to Section 10.12), the Company represents and warrants to Investor as of the date of this Agreement and as of Closing as follows:
Section 2.1 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its material assets, rights and properties and to carry on its businesses as presently conducted. Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its jurisdiction of organization and has all requisite corporate, limited liability company or other entity power and authority to own, lease and operate its material assets, rights and properties and to carry on its businesses as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (or the equivalent thereof, where such concept is recognized) in the jurisdictions in which the property and assets owned, leased or operated by the Company or such Subsidiary, or the nature of the business conducted by the Company or such Subsidiary, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, or materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

contemplated by this Agreement or the Ancillary Agreements. The Company has made available to Investor true, correct and complete copies of the Organizational Documents of the Company. The Shares have been duly authorized and validly issued and are fully paid and non-assessable and were issued free and clear of any Liens (other than under those applicable securities Laws or created or imposed by Investor) and issued in compliance with all applicable Laws and the Company’s Organizational Documents.
Section 2.2 Authorization.
(a)The Company and its Subsidiaries have all requisite corporate, limited liability company or other entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company or any of its Subsidiaries is a party, as applicable, and to consummate the transactions contemplated hereby and thereby. Except with respect to the agreements to be negotiated and entered into as part of the SPAC Transaction (including the SPAC Definitive Agreements), the execution, performance and delivery of this Agreement and the Ancillary Agreements to which the Company or any of its Subsidiaries is (or will be) a party and the consummation of the transactions contemplated hereby and thereby by the Company or any of its Subsidiaries, as applicable, have been duly authorized by all requisite corporate, limited liability company or other entity power action of the Company and/or any of its applicable Subsidiaries. This Agreement has been (and the execution, performance and delivery of each of the Ancillary Agreements to which the Company or any of its Subsidiaries will be a party will be) duly executed and delivered by the Company (and, in the case of the Ancillary Agreements, by the Company or any of its applicable Subsidiaries) and constitutes (and each such Ancillary Agreement when so executed and delivered by the Company or the applicable Subsidiary of the Company will constitute) a valid, legal and binding agreement of the Company (and in the case of the Ancillary Agreements, the Company or any of its Subsidiaries party thereto) (assuming that this Agreement has been, and the Ancillary Agreements to which the Company or any of its Subsidiaries is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company (and in the case of the Ancillary Agreements, the Company or any of its Subsidiaries party thereto) in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
(b)Assuming the truth and accuracy of Carlyle’s representations and warranties contained in Section 3.2(b) and Investor’s representations and warranties contained in Section 4.2(b), no notices to, filings with or authorizations, registrations, declarations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance by the Company or any of its Subsidiaries of this Agreement or the Ancillary Agreements to which the Company or any of its Subsidiaries is a party or the consummation by the Company or any of its Subsidiaries of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act and any other applicable Competition Laws set forth on Section 5.2 of the Company Disclosure Letter, (ii) notices to,
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

filings with or authorizations, registrations, declarations, consents or approvals of any Governmental Authority arising in connection with the SPAC Transaction or the identity of the SPAC or the investors participating in the PIPE Financing, and (iii) those the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
Section 2.3 Non-Contravention
. The execution and delivery by the Company or any of its Subsidiaries of this Agreement and the Ancillary Agreements to which the Company or any of its Subsidiaries is (or will be) a party and the performance of the Company’s or such of its Subsidiaries’ obligations hereunder and thereunder (including the consummation of the transactions contemplated hereunder and thereunder) do not (a) conflict with or result in any breach of any provision of the Organizational Documents of the Company or any of its applicable Subsidiaries, (b) assuming compliance with the matters referred to in Section 2.2(b), violate any applicable Law of any Governmental Authority having jurisdiction over the Company or any of its applicable Subsidiaries, (c) require any consent of or other action by any Person under, or result in a violation or breach of or loss of (or adverse impact on) any benefit or right, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, alteration, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, (d) result in a violation or revocation of any material Permit or (e) except as contemplated by this Agreement, result in the creation or imposition of any Lien other than Permitted Liens on any assets of the Company or its Subsidiaries, except, in the case of clauses (b), (c), (d) and (e), as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, or materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 2.4 Capitalization; Title to Company Equity Interests.
(a)As of the date hereof, the authorized capital stock of the Company consists solely of 250,000,000 shares of common stock, with a par value of $0.01 per share (the “Shares”). Section 2.4(a) of the Company Disclosure Letter sets forth as of the date hereof (i) the holders of the outstanding Shares (with the names of non-US employees of the Company and its Subsidiaries redacted) and (ii) the total number of Shares held by each such holder. As of the date hereof, the Company has reserved 23,791,667 Shares for issuance (upon grant, exercise or settlement of equity awards) under the Incentive Plan. Section 2.4(a) of the Company Disclosure Letter sets forth as of the date hereof (A) for the outstanding Options and RSUs, (1) the aggregate number of Shares represented by outstanding unvested Options or RSUs and (2) the aggregate number of Shares represented by outstanding vested Options and (B) with respect to each tranche of outstanding Options, the exercise price and expiration date of such Options.
(b)Other than those described in Section 2.4(a) or as contemplated by this Agreement (including pursuant to the SPAC Transaction and the Alternative Transaction), there are no outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for, or measured by reference to, equity securities of the
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Company, (iii) options, warrants, calls or other rights to acquire from the Company or obligations of the Company to issue, any equity securities or securities convertible into or exchangeable or exercisable for equity securities of the Company, or (iv) restricted equity, equity appreciation, phantom equity, appreciation rights, contingent value rights, profit participation or similar rights with respect to any equity securities of the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Equity Interests”).
(c)Other than as contemplated by this Agreement (including the SPAC Transaction and the Alternative Transaction), no Person is party to any right of first refusal, right of first offer, proxy, voting agreement, registration rights agreement, equity holders agreement or any other contract with respect to the sale, issuance, repurchase, redemption, transfer or voting of the Company Equity Interests.
(d)When issued, the New Shares will have been duly authorized, validly issued and fully paid and non-assessable and issued free and clear of any Liens (other than those arising under this Agreement or under applicable securities Laws or created or imposed by Investor) or rights of first refusal, and, assuming the accuracy of the representations of Investor in Article 4 and subject to Section 2.2(b), the New Shares will be issued in compliance with all applicable Laws and the Company’s Organizational Documents (as such Organizational Documents are in effect as of such time, including any amendments entered into following the date of this Agreement).
Section 2.5 Subsidiaries; Ownership Interests.
(a)Section 2.5(a) of the Company Disclosure Letter sets forth the Company’s direct or indirect ownership interest in each of its Subsidiaries.
(b)Other than those described in Section 2.5(a) or as contemplated by this Agreement (including pursuant to the Pre-Closing Steps), there are no outstanding (i) equity securities of the Company’s Subsidiaries, (ii) securities of the Company’s Subsidiaries convertible into or exchangeable or exercisable for, or measured by reference to, equity securities of the Company’s Subsidiaries, (iii) options, warrants, calls or other rights to acquire from any of the Company’s Subsidiaries or obligations of the Company’s Subsidiaries to issue, any equity securities or securities convertible into or exchangeable or exercisable for equity securities of any of the Company’s Subsidiaries, or (iv) restricted equity, equity appreciation, phantom equity, profit participation or similar rights with respect to any equity securities of the Company’s Subsidiaries (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Subsidiary Equity Interests”).
(c)Neither the Company nor any of its Subsidiaries is party to any right of first refusal, right of first offer, proxy, voting agreement, registration rights agreement, equity holders agreement or any other contract with respect to the sale, issuance, repurchase, redemption, transfer or voting of the Subsidiary Equity Interests.
(d)Section 2.5(d) of the Company Disclosure Letter lists all shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

convertible into shares of capital stock of or other voting or equity interests in) any other Person (other than the Company or any of its Subsidiaries) that are owned by the Company or any of its Subsidiaries.
Section 2.6 Financial Statements.
(a)The Company has delivered to Investor true and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries, taken as a whole, as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of operations, equity and cash flows for the years ended December 31, 2018 and December 31, 2019 (collectively, the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries, taken as a whole, as of November 30, 2020 and the related unaudited consolidated statements of operations, equity and cash flows for the eleven (11) months ended November 30, 2020 and, and (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2021 (the “Balance Sheet Date”) and the related unaudited consolidated statement of operations for the two (2) months ended January 31, 2021 (clauses (ii) and (iii), the “Unaudited Financial Statements”).
(b)The Audited Financial Statements and the Unaudited Financial Statements (i) have been prepared in accordance with GAAP on a consistent basis (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position and the results of operations at and for the periods then ended (clauses (i) and (ii) subject, in the case of the Unaudited Financial Statements, to the absence of disclosures normally made in footnotes to audited financial statements and normal year-end audit adjustments that will not be material in effect or amount).
(c)Since January 1, 2018, the Company and its Subsidiaries have maintained internal control over financial reporting sufficient to provide reasonable assurance regarding (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP in all material respects, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with authorizations of the relevant management and director in all material respects and (iii) prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on its financial statements.
Section 2.7 Other Liabilities. There are no Liabilities of the Company and its Subsidiaries that would be required under GAAP to be disclosed on a consolidated balance sheet of the Company and its Subsidiaries, except (i) Liabilities disclosed in the Audited Financial Statements or the Unaudited Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) executory obligations under Material Contracts that are not the result of any breach thereunder, and (iv) other Liabilities that would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
Section 2.8 Absence of Certain Changes . From the Balance Sheet Date through the date of this Agreement, (a) there has not been any event, change, occurrence or circumstance that
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (c) neither the Company nor any of its Subsidiaries has taken any action that, had such action occurred on or after the Balance Sheet Date, would have required Investor’s consent pursuant to Section 5.1, except, in each case, as disclosed in Section 2.8 of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement (including Section 5.6 and Section 5.7).
Section 2.9 Material Contracts.
(a)Section 2.9 of the Company Disclosure Letter lists a true and correct list of the following contracts to which the Company or any of its Subsidiaries is a party as of the date hereof (collectively, the “Material Contracts”):
(i)any agreement relating to any incurrence, assumption or guarantee of indebtedness for borrowed money in excess of $10,000,000 (other than inter-company indebtedness among or between the Company and/or its Subsidiaries);
(ii)any joint venture agreement, strategic alliance agreement or partnership agreement or other similar agreements or arrangements with a third party;
(iii)any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock or other equity securities or assets of any other Person (whether by merger, consolidation or other business combination, sale of stock or other securities, sale of assets or otherwise) under which the Company or any Subsidiary has any material obligations;
(iv)any agreement with a Material Customer in its capacity as a customer;
(v)any agreement with a Material Vendor in its capacity as a vendor;
(vi)except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, any agreement that (A) limits, or purports to limit, the freedom of the Company or any of its affiliates (1) to compete with any Person or in any product line or line of business, (2) to operate or engage in business in any geographic area, or (3) to solicit business from any Person, or (B) obligates, or purports to obligate, the Company or any of its affiliates, (1) to purchase or otherwise obtain any product or service exclusively from a single Person or group of affiliated Persons, (2) to sell or otherwise provide any product or service exclusively to a single Person or group of affiliated Persons, or (3) to provide “most favored nation” terms;
(vii)any (A) agreement pursuant to which the Company or its Subsidiaries receives a license from a third party to any Intellectual Property (other than licenses to commercially available software or licenses granted in connection with the purchase or lease of IT Systems or IT services) or (B) agreement material to the Company and its
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Subsidiaries, taken as a whole, pursuant to which Owned Intellectual Property is licensed to a third party other than non-exclusive licenses granted to customers in the Ordinary Course of Business, including in connection with the sale or licensing of products or services of the Company and its Subsidiaries, in each case of clauses (A) and (B), that involved aggregate payments by or to the Company and its Subsidiaries in excess of $500,000 during the twelve (12) month-period immediately preceding the Balance Sheet Date, or (C) agreement for the escrow of any Owned Intellectual Property material to the Company and its Subsidiaries, taken as a whole;
(viii)any agreement involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities, other than in the Ordinary Course of Business, or that materially restricts or limits the use of any Owned Intellectual Property (including consent to use and co-existence agreements);
(ix)any agreement involving a remaining commitment by the Company or its Subsidiaries to pay capital expenditures in excess of $5,000,000;
(x)any agreement to sell, assign, transfer or otherwise dispose of any assets for a purchase price in excess of $10,000,000;
(xi)any material agreement relating to any interest rate, currency swap, derivatives or hedging transactions;
(xii)any CBA;
(xiii)any agreement under which the Company or any of its Subsidiaries has made, directly or indirectly, any advance, loan or extension of credit (other than extensions of credit to customers in the Ordinary Course of Business) to any Person in excess of $2,000,000;
(xiv)any agreement that is for the employment or engagement of any directors, officers, employees or independent contractors providing for annual base salary in excess of $250,000; and
(xv)any material agreement with a Governmental Authority.
(b)Each Material Contract is in full force and effect and is a valid and binding agreement of the Company or its applicable Subsidiary party to such Material Contract, or to the Knowledge of the Company, any other party (except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought) and neither the Company nor any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company and as of the date hereof, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

received any notice of any intention to terminate, any such Material Contract, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a right of termination thereof or would cause or permit the acceleration or cancellation of or other changes, amendments or alterations of or to any right or obligation or the loss of any benefit thereunder, except, in each case, as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, or materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 2.10 Properties.
(a)Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.
(b)Real Property Leases. Section 2.10(b) of the Company Disclosure Letter sets forth a list of all leases and subleases for any real property pursuant to which the Company or any of its Subsidiaries is a tenant as of the date of this Agreement (each a “Real Property Lease”). Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) each Real Property Lease is in full force and effect and constitutes a valid and binding agreement of the Company or each of its Subsidiaries party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other party thereto and to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) neither the Company nor any of its Subsidiaries that is a party thereto nor, to the Knowledge of the Company and as of the date hereof, any other party to the Real Property Lease is in breach or default under such Real Property Lease, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a right of termination thereof or would cause or permit the modification or acceleration of rent under such Real Property Lease, (iii) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person (other than to the Company or any of its Subsidiaries) the right to use or occupy such Real Property Lease or any portion thereof and (iv) the Real Property Leases comprise all of the Real Property held and used by the Company and its Subsidiaries in the operation of their business.
(c)Personal Property. The Company or its Subsidiaries have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease or similar contractual arrangement, all of their respective tangible assets that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in each case, free and clear of any Liens other than Permitted Liens. Such tangible assets are (i) reasonably maintained in the Ordinary Course of Business and (ii) are in reasonably good operating condition and repair (subject to normal wear and tear).
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 2.11 Intellectual Property; IT Systems; Data Privacy and Security.
(a)Section 2.11(a) of the Company Disclosure Letter lists all Intellectual Property registered, issued or the subject of a pending application included in the Owned Intellectual Property. The Intellectual Property set forth in Section 2.11(a) of the Company Disclosure Letter is properly registered and in good standing with the relevant Governmental Authority with which it is registered, issued or pending and, to the Knowledge of the Company, enforceable. The Company or its Subsidiaries exclusively owns and possesses, all right, title and interest in and to, or as a valid and enforceable license to use, all Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, that is used in the operation of the business of the Company and its Subsidiaries free and clear of all Liens except for Permitted Liens; provided that the foregoing is not a representation as to infringement, misappropriation or other violation of Intellectual Property, which is the subject of Section 2.11(b).
(b)Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any notice, demand or claim (i) that the Company or any of its Subsidiaries is infringing on or has misappropriated or otherwise violated the Intellectual Property rights of any Person or (ii) challenging the Company’s or its Subsidiaries’ ownership or use of any Owned Intellectual Property. The operation of the business of the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate, or, since January 1, 2018, has infringed, misappropriated or otherwise violated, the Intellectual Property of any third Person and, to the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating, or, since January 1, 2018, has infringed, misappropriated or otherwise violated, any of the Owned Intellectual Property and none of the Company or any of its Subsidiaries has sent any claim, demand, or notice alleging the same.
(c)The Company and its Subsidiaries have entered into valid and enforceable written agreements with each of its current or former employees, contractors and consultants who have participated in the development of any material Owned Intellectual Property that (i) grants the Company, or one of its Subsidiaries, ownership of the Person’s contributions, development or conception (or the Company and its Subsidiaries otherwise owns such Owned Intellectual Property pursuant to applicable Law) and (ii) provides for the non-disclosure by such Persons of all material confidential information of the Company and its Subsidiaries.
(d)The Company and its Subsidiaries have not used Open Source Software or any modification or derivative thereof in a manner that (i) would grant or purport to grant to any Person any rights to any of the Owned Intellectual Property, or (ii) under any license requiring the Company or its Subsidiaries to disclose or distribute the source code to any Owned Intellectual Property, to license or provide the source code to any of the Owned Intellectual Property for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Owned Intellectual Property at no or minimal charge.
(e)The Company, and its Subsidiaries, have taken all actions reasonably necessary and all actions common in the industry to maintain and protect all of the material Owned Intellectual Property, including the confidentiality of any confidential information of the Company and its Subsidiaries and the Company and its Subsidiaries have not disclosed any
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

confidential material Owned Intellectual Property (including the source code to any material Software included within the Owned Intellectual Property) to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information.
(f)The Company and its Subsidiaries own and possess all source code for all material Software included within the Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed, granted any right, made available or provided to any Person, or obligated themselves to disclose, deliver or license to any Person (including any escrow agent) or allowed any Person to access or use, any source code for the material Software included within the Owned Intellectual Property, other than employees, contractors and consultants of the Company and its Subsidiaries that have confidentiality obligations to the Company or its Subsidiaries with respect to such source code and no source code has been placed in escrow.
(g)The Company and its Subsidiaries have implemented and maintained commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, all such plans and procedures have been proven effective upon testing in all material respects, and in the last twelve (12) months, there has not been any material failure with respect to any of the IT Systems. To the Knowledge of the Company, the IT Systems do not contain any virus or malware that would interfere with the conduct of the business of the Company and its Subsidiaries or present a risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information.
(h)The Company and its Subsidiaries have taken commercially reasonable actions to protect the security and integrity of the IT Systems and the data stored or contained therein or transmitted thereby including by implementing industry standard procedures designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program, and the taking and storing on-site and off-site of back-up copies of critical data.
(i)The Company and its Subsidiaries are, in all material respects, in compliance with, and have been, since January 1, 2018, in all material respects, in compliance with all Data Security Requirements. Since January 1, 2018, the IT Systems have not suffered any security breach that resulted in authorized access to, or unauthorized use of any IT Systems or the disclosure of Personal Information, nor has the Company or any of its Subsidiaries received any notices relating to Data Security Requirements related to the Company or its Subsidiaries, except, in each case, as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
Section 2.12 Litigation. Within the last three (3) years through the date hereof, (a) there is and has been no Litigation pending or, to the Knowledge of the Company, threatened by or against the Company or its Subsidiaries, (b) there is or has been no outstanding order, writ, judgment, injunction, decision, ruling, award or decree issued against the Company or its Subsidiaries, and (c) to the Knowledge of the Company, there is no investigation by a Governmental Authority that relates to the Company or any of its Subsidiaries, except, in each case of clauses (a), (b) and (c), as would not reasonably be expected to, individually or in the
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

aggregate, be material to the Company and its Subsidiaries, taken as a whole, or materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 2.13 Compliance with Laws; Licenses and Permits.
(a)The Company and its Subsidiaries are, and have been since January 1, 2018, operating in all material respects in compliance with applicable Law, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, or materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Agreements.
(b)The Company and its Subsidiaries hold all licenses, franchises, permits, certificates, consents, approvals or other similar authorizations issued by applicable Governmental Authorities necessary for the lawful conduct of the business of the Company and its Subsidiaries (the “Permits”), except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, or materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Agreements. The Permits are valid and in full force and effect, neither the Company nor any of its applicable Subsidiaries is in default under any condition or provision of any of the Permits and no suspension, revocation, cancellation or material modification of any condition or provision of any Permit is pending or, to the Knowledge of the Company, has been threatened and none of the Permits will be terminated or modified as a result of the transactions contemplated hereby, except, in each case, as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, or materially impair or materially delay the Company and its applicable Affiliates from consummating the transactions contemplated by this Agreement or the Ancillary Agreements.
(c)Since January 1, 2018, neither of the Company, nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor, to the Knowledge of the Company, any agent or representative of the Company or its applicable Subsidiaries has, in connection with or acting on behalf of the Company or its applicable Subsidiaries, (i) received, made or offered any unlawful payment, or offered or promised to make or receive any unlawful payment, or provided or offered or promised to provide or receive anything of value (whether in the form of property or services or in any other form), to or from any foreign or domestic government official or employee, or to any finder, agent, or other party acting on behalf of or under the auspices of any Governmental Authority, for the purpose of (A) influencing any act or decision of a government official in his or her official capacity, (B) inducing a government official to do or omit to do any act in violation of his or her lawful duties or (C) inducing a government official to influence or affect any act or decision of any Governmental Authority, (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (iii) taken any other action or made any omission, in each case, in violation of any Law applicable to the Company or its Subsidiaries governing corrupt practices, money
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

laundering, anti-bribery or anticorruption or that otherwise prohibits payments to any government or public officials, including, if applicable, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd 1, et seq., the UK Bribery Act 2010 and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (all such Laws, “Anticorruption Laws”). As of the date hereof and since January 1, 2018, none of the Company or its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice or inquiry alleging any such material violation or conducted any internal investigation or audit with respect to any actual or alleged violation of any Anticorruption Laws.
(d)Each of the Company and its Subsidiaries is, and since January 1, 2018, has been, in compliance with all applicable Laws relating to economic or trade sanctions or embargoes, including all Laws administered and enforced by OFAC (“Sanctions Laws”), Ex-Im Laws, and U.S. anti-boycott Laws (collectively, “Trade Control Laws”). None of the Company or its Subsidiaries is party to any contract or is currently, or has been since January 1, 2018, engaged in any transaction or other business in breach of Trade Control Laws. As of the date hereof and in the last five (5) years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any written or, to the Knowledge of the Company, oral notice or inquiry of any violation or alleged violation of any Trade Control Laws.
(e)Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or Sanctioned Country in violation of Sanctions Laws; or (iv) otherwise in violation of Trade Control Laws.
(f)The Company and its Subsidiaries have implemented and maintain in effect written policies, procedures and internal controls that are reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws and Anti-Corruption Laws.
Section 2.14 Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries are in possession of, and in compliance with, all Permits that are required pursuant to applicable Environmental Laws, (c) neither the Company nor any of its Subsidiaries have received from any Governmental Authority any written notice of violation of any Environmental Law, and (d) as of the date hereof, no Litigation is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law.
Section 2.15 Employees, Labor Matters, etc.
(a)Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any CBA, and there are no labor unions or other organizations or groups representing,
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

purporting to represent or attempting to represent any employees of the Company or any of its Subsidiaries, except, in each case, as set forth on Section 2.15 of the Company Disclosure Letter. To the Knowledge of the Company, since January 1, 2018, there have been no actual, pending or threatened labor organizing activities with respect to any employee of the Company or any of its Subsidiaries. Since January 1, 2018, there has been no pending or, to the Knowledge of the Company, threatened strike, slowdown, picketing, work stoppage, lockout, handbilling, unfair labor practice charge, labor grievance, labor arbitration or other similar labor activity or material labor dispute with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Company or any of its Subsidiaries, in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.
(b)Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is, and since January 1, 2018 has been, in compliance with all applicable Laws respecting labor, employment, and employment practices, including all Laws respecting terms and conditions of employment, employee and independent contractor classification, wages and hours, health and safety, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.
(c)The Company and each of its Subsidiaries has reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which it is aware. With respect to each such allegation with potential merit, the Company and each of its Subsidiaries (as applicable) has taken prompt corrective action that is reasonably calculated to prevent further improper action.
(d)To the Knowledge of the Company, no current or former employee or independent contractor of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement or any fiduciary duty or restrictive covenant or obligation owed to the Company or its Subsidiaries.
Section 2.16 Employee Benefit Plans and Related Matters; ERISA.
(a)Section 2.16(a) of the Company Disclosure Letter lists all material Company Benefit Plans. With respect to each material Company Benefit Plan, the Company has made available to Investor complete and correct copies (to the extent applicable) of (i) the plan and trust documents (or any other funding instruments) and the most recent summary plan description (and any summary of material modifications thereto), (ii) the most recent annual report (Form 5500 series), (iii) the most recent IRS determination letter, and (iv) any non-routine correspondence with any Governmental Authority received in the last 3 years.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has any Liability (including on account of an ERISA Affiliate) with respect to, (i) a Multiemployer Plan, (ii) a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan (as described in Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any Liability to provide, retiree or post-termination health or other welfare benefits to former employees of the Company or any of its Subsidiaries or any other Person, other than health continuation coverage pursuant to Section 4980B of the Code.
(c)Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in compliance with its terms, the applicable requirements of ERISA, the Code and any other applicable Law. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, there are no existing circumstances or events that could reasonably be expected to result in any revocation of, or a change to, such determination letter or qualified status. Neither the Company nor any of its Subsidiaries has incurred, or could reasonably expect to incur, any material penalty or Tax (whether or not assessed) under Section 4980B, 4980D, 4980H 6721 or 6722 of the Code. With respect to each Company Benefit Plan, the Company and its Subsidiaries have timely made in all material respects all required contributions, reimbursements, premiums and other payments and have properly accrued any amounts not yet due. All options and restricted stock units listed in Section 2.4(a) of the Company Disclosure Letter have been issued under and in compliance in all material respects with the Incentive Plan and all applicable Laws. As of the date hereof, up to 9,000,000 Shares remain available for issuance under the Incentive Plan.

(d)Other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened actions, audits, investigations, proceedings, litigations or claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan, that could reasonably be expected to result in any material Liability to the Company or any of its Subsidiaries.

(e)Without limiting the generality of the foregoing, with respect to each Company Benefit Plan that is subject to the laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; (ii) each Foreign Plan intended to receive favorable tax treatment under applicable tax laws has been qualified or similarly determined to satisfy the requirements of such tax laws; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA); and (iv) no Foreign Plan has any material unfunded liabilities that are not reflected or reserved against on the Audited Financial Statements or the Unaudited Financial Statements, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(f)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to, either alone or in combination with any other event, (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries or pursuant to any Company Benefit Plan, (ii) increase any benefits under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding or increase the amount of, any compensation or benefits due to any employee of the Company or any of its Subsidiaries or under any Company Benefit Plan, (iv) result in any forgiveness of indebtedness of any employee of the Company or any of its Subsidiaries, or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g)Neither the Company nor any of its Subsidiaries maintains any obligation to gross-up or reimburse any employee of the Company or any of its Subsidiaries for any Tax or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code or otherwise.

(h)Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
Section 2.17 Tax Matters.
(a)Filing and Payment. All income and other material Tax Returns required to be filed by, or with respect to, the Company and its Subsidiaries have been duly and timely filed and are complete and correct in all material respects. All income and other material Taxes required to be paid by, with respect to, or that could give rise to a Lien on the assets of, the Company and its Subsidiaries, have been duly and timely paid. All material Taxes required to be withheld by the Company and its Subsidiaries, have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.
(b)Procedure and Compliance. No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes of the Company and its Subsidiaries is currently in effect, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority. No material Taxes of the Company and its Subsidiaries are under audit, examination or investigation by any Governmental Authority and no Governmental Authority has asserted or threatened in writing any deficiency, adjustment or claim with respect to material Taxes against the Company and its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)Closing Agreements. None of the Company or its Subsidiaries has received or applied for a material Tax ruling or entered into a material closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), in either case that would be binding upon such Person after the Closing Date.

(d)Certain Events. None of the Company or its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Law), (ii) installment sale or open transaction disposition made on or prior to the Closing, (iii) gain recognition agreement entered into prior to Closing, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (v) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date. None of the Company or its Subsidiaries will be required to pay any Tax in a taxable period (or portion thereof) after the Closing Date as a result of an election under Section 965(h) of the Code. There are no intercompany transactions or excess loss accounts, in each case described in Treasury Regulations under Section 1502 of the Code, as between the Company and its Subsidiaries that will be taken into account as a result of the Alternative Transaction.

(e)Listed Transactions. Neither the Company nor any of its Subsidiaries that is required to file a U.S. federal income Tax Return has participated within the last five (5) years in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) or (ii) any materially equivalent provision of any non-U.S. jurisdiction in which a material portion of the activities of the Company and its Subsidiaries, taken as a whole, is undertaken.

(f)Tax Liens. There are no Liens for material Taxes on any of the assets of the Company and its Subsidiaries, other than for Taxes not yet due and payable or that are not yet delinquent.

(g)Affiliated Group. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group as defined in Section 1504 of the Code or any affiliated, combined, consolidated, aggregate, unitary or other group under state, local or non-U.S. Law (other than such a group that the common parent of which is the Company or one of its Subsidiaries) or (ii) has any material liability for Taxes of any person (other than a member of a group the common parent of which is the Company or one of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by contract or otherwise.

(h)Taxing Authorities. No written claims have ever been made by any Governmental Authority where the Company or a Subsidiary of the Company does not file Tax Returns that such Person is or may be subject to material taxation by, or required to file material Tax Returns in, that jurisdiction which claim has not been settled, withdrawn or otherwise resolved. Neither the Company nor any of its Subsidiaries has a permanent establishment
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it was organized or is domiciled for tax purposes.

(i)Tax Agreements. Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than agreements among any of the Company and the Company Subsidiaries and customary commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes).

(j)VAT. To the extent that each of the Company and its Subsidiaries is required to be registered for purposes of any material Tax, including goods and services Taxes and value-added Taxes (including VAT), such Person has made and maintained such registration, and complied with all other material requirements related to such registration, in each relevant jurisdiction.

(k)CARES Act. Each of the Company and its Subsidiaries, to the extent applicable, has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act.

(l)Tax Classification. Schedule 2.17(l) sets forth a list of the entity classification of the Company and each of its Subsidiaries for U.S. federal income Tax purposes.
Section 2.18 Insurance. Section 2.18 of the Company Disclosure Letter sets forth a list of all material insurance policies maintained by (or for the benefit of) the Company and its Subsidiaries as of the date hereof. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (a) all such insurance policies are in full force and effect and (b) the Company and its Subsidiaries are in compliance with all current property and liability insurance policies covering the Company and its Subsidiaries (and all premiums due and payable thereon have been paid in full on a timely basis), and as of the date hereof no written notice of cancellation, termination or revocation has been received by the Company or its Subsidiaries.
Section 2.19 Finders’ Fees. Except for Moelis & Company LLC, whose fees shall be paid by the Company or its Subsidiaries, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries may become liable.
Section 2.20 Contracts with Affiliates. Section 2.20 of the Company Disclosure Letter lists all contracts as of the date hereof to which (a) the Company or any of its Subsidiaries, on the one hand, and (b) Carlyle or Carlyle’s Affiliates or any of their respective, or the Company’s or its Subsidiaries’ respective, directors, officers or employees (this clause (b), each a “Company Related Party”) (other than any employment, severance, bonus, indemnification and similar arrangements concerning the compensation and indemnification of directors, officers or employees in the Ordinary Course of Business), on the other hand, are parties or are otherwise bound or affected (each such contract, an “Affiliate Contract”).
Section 2.21 Customers and Vendors. Section 2.21 of the Company Disclosure Letter sets forth a true, correct and complete list of (a) the fifteen (15) largest customers (each, a “Material Customer”) of the Company and its Subsidiaries, taken as a whole, based on amounts invoiced to such customers during the twelve (12) months ended December 31, 2020 and during the twelve (12) months ended December 31, 2019, showing the approximate aggregate amount invoiced to each such Material Customer during each such period and (b) the fifteen (15) largest vendors (each, a “Material Vendor”) of the Company and its Subsidiaries, taken as a whole, based on amounts paid by or on behalf of the Company and its Subsidiaries to such vendor (excluding any offsets) during the twelve (12) months ended December 31, 2020 and during the twelve (12) months ended December 31, 2019, showing the approximate aggregate amount paid to each such Material Vendor (excluding any offsets) during each such period. As of the date hereof, since December 31, 2020, no Material Customer or Material Vendor has canceled or otherwise terminated or otherwise materially and adversely modified, or, to the Knowledge of the Company, threatened in writing to cancel or otherwise terminate or otherwise materially and adversely modify, its relationship with the Company and its Subsidiaries.
Section 2.22 Ring-Fencing Sufficiency of Assets. Upon completion of the Pre-Closing Steps (including (a) the receipt of the benefits of the Commingled Contracts and (b) the receipt of any necessary third party consents), the Transferred Assets will include all of the computer and network equipment and information technology infrastructure (including switches, routers and servers), Software and other Intellectual Property (other than Trademarks) reasonably required for the ongoing conduct of the North America Enterprise Business immediately following the Closing in all material respects as the North America Enterprise Business is conducted as of the date of this Agreement, other than (i) generally commercially available third party Software and other generally commercially available information technology assets and (ii) other Software and information technology assets provided to the North America Enterprise Business and/or the Operating Business by the Remaining Business that are utilized in the North America Enterprise Business and/or the Operating Business but with respect to which the North America Enterprise Business and/or the Operating Business, as applicable, could reasonably be expected to obtain or create alternatives to such Software or other assets (with reasonable advance notice) without, individually or in the aggregate, significant disruption to the North America Enterprise Business or incurring costs, together with costs incurred obtaining the Software and other assets described in the foregoing clause (i), in excess of $20 million in the
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

aggregate (clauses (i) and (ii) the “De Minimis Assets”); provided that the foregoing is not a representation or warranty with respect to infringement or misappropriation of the Intellectual Property of any third Person.
Section 2.23 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 2 and the Ancillary Agreements to be entered into at or prior to the Closing, neither the Company nor any of its Affiliates nor any of their respective directors, officers, employees, stockholders, agents or representatives nor any other Person makes or shall be deemed to make any representation or warranty to Investor, express or implied, at law or in equity, on behalf of the Company or any of its Affiliates, and each of the Company and its Affiliates by this Agreement disclaims any such representation or warranty, whether by the Company, any Affiliate of the Company or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person, notwithstanding the delivery or disclosure to Investor, or any of its directors, officers, employees, stockholders, agents or representatives or any other Person of any documentation or other information by the Company or any Affiliate of the Company or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person with respect to any one or more of the foregoing.
Article 3

Representations and Warranties of Carlyle
Carlyle represents and warrants to Investor as of the date of this Agreement and as of Closing as follows:
Section 3.1 Organization and Power. Carlyle is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to carry on its business as now conducted.
Section 3.2 Authorization.
(a)Carlyle has all requisite limited partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Carlyle is (or will be) a party and to consummate the transactions contemplated hereby and thereby. Except with respect to the agreements to be negotiated and entered into as part of the SPAC Transaction (including the SPAC Definitive Agreements) and the transactions contemplated thereby, the execution, performance and delivery of this Agreement and the Ancillary Agreements to which Carlyle is (or will be) a party by Carlyle and the consummation of the transactions contemplated hereby and thereby by Carlyle have been duly authorized by all requisite corporate, limited liability company or other entity power action of Carlyle. This Agreement has been (and the execution, performance and delivery of each of the Ancillary Agreements to which Carlyle is a party will be) duly and validly executed and delivered by Carlyle and constitutes (and each such Ancillary Agreement when so executed and delivered by Carlyle will constitute) a valid, legal and binding agreement of Carlyle (assuming this Agreement has been, and the Ancillary Agreements to which Carlyle is a party will be, duly authorized, executed and delivered by the other parties
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

thereto), enforceable against Carlyle in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
(b)Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 2.2(b) and Investor’s representations and warranties contained in Section 4.2(b), no material notices to, filings with or authorization, registration, declaration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance by Carlyle of this Agreement or the Ancillary Agreements to which Carlyle is a party or the consummation by Carlyle of the transactions contemplated hereby or thereby, except for (i) notices to, filings with or authorizations, registrations, declarations, consents or approvals of any Governmental Authority arising in connection with the SPAC Transaction or the identity of the SPAC or the investors participating in the PIPE Financing and (ii) compliance with and filings under the HSR Act and any other applicable Competition Law set forth on Section 5.2 of the Company Disclosure Letter.
Section 3.3 Non-Contravention. The execution and delivery by Carlyle of this Agreement and the Ancillary Agreements to which Carlyle is (or will be) a party and the performance of Carlyle’s obligations hereunder and thereunder do not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of Carlyle, (b) assuming compliance with the matters referred to in Section 3.2(b), violate any provision of any applicable Law or (c) require any consent of or other action by any Person under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Carlyle is a party or by which Carlyle or any of its properties or assets may be bound, except in the case of clauses (b) and (c), as would not reasonably be expected to be, individually or in the aggregate, materially adverse to Carlyle’s ability to consummate the transactions contemplated hereby.
Section 3.4 Litigation. As of the date hereof, there is no Litigation pending against, or, to the knowledge of Carlyle, threatened against or affecting, Carlyle before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 3.5 Finders’ Fees. Except for Moelis & Company LLC, whose fees shall be paid by the Company or its Subsidiaries, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Agreement based upon arrangements made by or on behalf of Carlyle or any Affiliate of Carlyle for which the Company or any of its Subsidiaries may become liable.
Section 3.6 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 3 and any representations and warranties of Carlyle set forth in the Ancillary Agreements to be entered into at or prior to the Closing, neither Carlyle, its Affiliates or any of Carlyle’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person makes or shall be deemed to make any representation or warranty to Investor or any of its Affiliates or any of their respective directors, officers, employees, stockholders, agents or representatives, express or implied, at law or in equity, on behalf of Carlyle or any of its Affiliates, and Carlyle, its Affiliates and any of Carlyle’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders by this Agreement disclaim any such representation or warranty, whether by Carlyle, its Affiliates or any of Carlyle’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person, notwithstanding the delivery or disclosure to Investor or any of its Affiliates or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person of any documentation or other information by Carlyle, its Affiliates or any of Carlyle’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person with respect to any one or more of the foregoing.
Article 4

Representations and Warranties of Investor
Investor represents and warrants to Carlyle and the Company as of the date of this Agreement and as of Closing as follows:
Section 4.1 Organization and Power. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.
Section 4.2 Authorization.
(a)Investor has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Investor or any of its Affiliates is (or will be) a party and to consummate the transactions contemplated hereby and thereby. Except with respect to the agreements to be negotiated and entered into as part of the SPAC Transaction (including the SPAC Definitive Agreements), the execution, performance and delivery of this Agreement and the Ancillary Agreements to which Investor or any of its Affiliates is (or will be) a party by Investor or any of its Affiliates and the consummation of the transactions contemplated hereby and thereby by Investor or any Affiliate of Investor, as applicable, have been duly authorized by all requisite corporate, limited liability company or other entity power action of Investor and/or its applicable Affiliates. This Agreement has been (and the execution, performance and delivery of each of the Ancillary Agreements to which Investor or any of its
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Affiliates is a party will be) duly and validly executed and delivered by Investor and/or its applicable Affiliates and constitutes (and each such Ancillary Agreement when so executed and delivered by Investor and/or its applicable Affiliates will constitute) a valid, legal and binding agreement of Investor (and in the case of Ancillary Agreements, Investor or its Affiliates party thereto) (assuming this Agreement has been, and the Ancillary Agreements to which Investor or its applicable Affiliates is a party will be, duly authorized, executed and delivered by the other parties thereto), enforceable against Investor (and in the case of the Ancillary Agreements, Investor or its Affiliates party thereto) in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
(b)Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 2.2(b) and Carlyle’s representations and warranties contained in Section 3.2(b), no material notices to, filings with or authorization, registration, declaration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance by Investor or any of its Affiliates of this Agreement or the Ancillary Agreements to which Investor or any of its Affiliates is a party or the consummation by Investor of the transactions contemplated hereby or thereby, except for (i) notices to, filings with or authorizations, registrations, declarations, consents or approvals of any Governmental Authority arising in connection with the SPAC Transaction or the identity of the SPAC or the investors participating in the PIPE Financing and (ii) compliance with and filings under the HSR Act and any other applicable Competition Law set forth on Section 5.2 of the Company Disclosure Letter.
Section 4.3 Non-Contravention. The execution and delivery by Investor and its Affiliates of this Agreement and the Ancillary Agreements to which Investor or any of its Affiliates is (or will be) a party and the performance of Investor’s or such of Investor’s Affiliate’s obligations hereunder and thereunder do not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of Investor or any of its applicable Affiliates, (b) assuming compliance with the matters referred to in Section 4.2(b), violate any provision of any applicable Law or (c) require any consent of or other action by any Person under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Investor or any of its Affiliates is a party or by which any of them or any of their respective properties or assets may be bound, except in the case of clauses (b) and (c), as would not reasonably be expected to be, individually or in the aggregate, materially adverse to Investor’s and its applicable Affiliates’ ability to consummate the transactions contemplated hereby.
Section 4.4 Availability of Funds. Investor has available and will have available at Closing sufficient cash in immediately available funds to pay the Purchase Price and to pay any
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

and all other amounts payable by Investor pursuant to this Agreement and to effect the transactions contemplated hereby.
Section 4.5 Purchase for Investment. Investor is purchasing the New Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Investor (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the New Shares and is capable of bearing the economic risks of such investment. Investor acknowledges that the New Shares have not been registered under the Securities Act or any state securities Laws, and agrees that the New Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.
Section 4.6 Litigation. As of the date hereof, there is no Litigation pending against, or, to the knowledge of Investor, threatened against or affecting, Investor before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 4.7 Finders’ Fees. Except for Centerview Partners LLC, whose fees and expenses will be paid by the Company if the Closing occurs (and otherwise will be paid by Investor), no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Investor or any of its Affiliates for which Company or Carlyle or any of their respective Affiliates may become liable.
Section 4.8 No Additional Representations and Warranties; Inspection. Investor acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries and (b) has been furnished with or given access to such information about the Company and its Subsidiaries and their respective businesses and operations as it has reasonably requested to form such independent judgment. In entering into this Agreement, Investor has relied solely upon its own investigation and analysis and the representations and warranties set forth in Article 2 and Article 3 and in the Ancillary Agreements, and Investor acknowledges that other than the representations and warranties in Article 2 and Article 3 and in the Ancillary Agreements (i) neither the Company, Carlyle or any of their respective Affiliates nor any of their respective directors, officers, employees, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, at law or in equity, (A) as to the accuracy or completeness of any of the information provided or made available to Investor, its Affiliates or any of Investor’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person prior to the execution of this Agreement or
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company, the Company’s Subsidiaries or their respective businesses heretofore or hereafter delivered to or made available to Investor, its Affiliates or any of Investor’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person and (ii) Investor has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by the Company, Carlyle or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person, except in the case of this clause (ii) for the representations and warranties set forth in Article 2 and Article 3 and the Ancillary Agreements to be entered into at or prior to the Closing.
Section 4.9 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 4 and any representations and warranties of Investor set forth in the Ancillary Agreements to be entered into at or prior to the Closing, neither Investor, its Affiliates or any of Investor’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person makes or shall be deemed to make any representation or warranty to the Company, Carlyle or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, agents or representatives, express or implied, at law or in equity, on behalf of Investor or any of its Affiliates, and Investor, its Affiliates and any of Investor’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders by this Agreement disclaim any such representation or warranty, whether by Investor, its Affiliates or any of Investor’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person, notwithstanding the delivery or disclosure to the Company, Carlyle or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person of any documentation or other information by Investor, its Affiliates or any of Investor’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person with respect to any one or more of the foregoing.
Article 5

Certain Covenants
Section 5.1 Conduct of the Business. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as required by Law, (ii) pursuant to any COVID-19 Measures, (iii) as expressly set forth in, or required by, this Agreement (including Section 5.5, Section 5.6, Section 5.7, Section 5.8 and Section 5.10) or as set forth in Section 5.1 of the Company Disclosure Letter, (iv) as expressly set forth in the go-forward business plan of the Company and its Subsidiaries upon agreement in writing of such plan by Investor and the Company or (v) as otherwise consented to in writing by Investor, which consent shall not be unreasonably conditioned, withheld or delayed, the Company shall, and shall cause each of its Subsidiaries to, as applicable, (a) use commercially reasonable efforts to cause
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the business of the Company and its Subsidiaries to be conducted in all material respects in the Ordinary Course of Business, (b) use commercially reasonable efforts to preserve intact the Company’s and its Subsidiaries’ business operations, business relationships with Material Customers and Material Vendors, and (c) not permit:
(a)the Company to amend its certificate of incorporation or by-laws;
(b)the Company or any of its Subsidiaries to authorize for issuance, issue, pledge, encumber, transfer, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance, pledge, encumbrance, transfer, sale or grant of (i) any Company Equity Interests or Subsidiary Equity Interests or (ii) any security convertible into or exchangeable or exercisable for any Company Equity Interests or Subsidiary Equity Interests, in each case other than, in the Ordinary Course of Business, (A) issuances of Options or RSUs (excluding any performance-based RSUs) to employees, officers or directors (and not including any Person employed or affiliated with Carlyle and its Affiliates) pursuant to the Incentive Plan or other employee stock option, employee stock purchase or similar equity-based plans approved by Investor and the Company’s board of directors or (B) issuances of Subsidiary Equity Interests to the Company or any of its Subsidiaries;

(c)the Company or any Subsidiary to redeem, repurchase or otherwise acquire any (i) Company Equity Interests or non-wholly owned Subsidiary Equity Interests (other than, in the Ordinary Course of Business, customary repurchases of management equity at a price no greater than fair market value) or (ii) any indebtedness for borrowed money of the Company or any Subsidiary (other than amortization payments under the Credit Facilities or repayments under the Company’s and its Subsidiaries’ revolving credit facility under its Credit Facilities);

(d)the Company to appoint or change the Company’s independent public accountants or auditors or change any significant accounting policy of the Company (other than as required by any accounting pronouncements or interpretations under GAAP issued from and after the date hereof);

(e)any change to the Company’s entity classification in effect as of the date hereof;

(f)any material alteration to the lines of business of the Company and its Subsidiaries;

(g)the Company or any of its Subsidiaries to adopt any plan of liquidation, dissolution or winding up or file any voluntary petition for bankruptcy, receivership or similar proceeding or adopt a plan of reorganization;

(h)the Company or any of its Subsidiaries to incur, create, assume or otherwise become liable for any indebtedness for borrowed money in excess of $10,000,000 (individually or in the aggregate) (other than (x) amounts drawn under the Company’s and its Subsidiaries’ revolving credit facility under its Credit Facilities up to an amount equal to amounts repaid under
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

such revolving credit facility by the Company and its Subsidiaries after the date hereof and (y) inter-company indebtedness among or between the Company and/or its Subsidiaries);

(i)the Company or any Subsidiary to make, change or revoke any material election concerning Taxes, adopt or change any material accounting method concerning Taxes, change any Tax accounting period, amend any material Tax Return, enter into any material Tax closing agreement, settle or compromise any material Tax proceeding, fail to pay any material Tax when due (including any material estimated Tax payments), surrender any claim for a refund of a material amount of Taxes, waive or extend the statute of limitations in respect of any material amount of Taxes, or prepare any material Tax Return in a manner inconsistent in any material respect with applicable past practices;

(j)the Company or any of its Subsidiaries to enter into any contract that would restrict any equity holder of the Company (or any Affiliate of such equity holder, other the Company and its Subsidiaries) from entering into or continuing to operate any line of business;

(k)the Company or any of its Subsidiaries to enter into any Affiliate Contract, other than commercial agreements between the Company and its Subsidiaries, on the one hand, and portfolio companies of Carlyle and its Affiliates, on the other hand, entered into in the Ordinary Course of Business on an arms’ length basis;

(l)the sale, assignment, transfer, conveyance, license, lease or other disposal of any properties, rights or assets of the Company or its Subsidiaries in excess of $10,000,000, in each case other than in the Ordinary Course of Business;

(m)the license of any material Owned Intellectual Property, except for non-exclusive licenses granted to customers in the Ordinary Course of Business;

(n)abandonment or permission to lapse of any material Owned Intellectual Property (other than (i) expiration of patents at the end of their statutory term or (ii) in the Ordinary Course of Business patent or Trademark prosecution), in each case without prior consultation with Investor;

(o)the settlement or compromise of any Litigation (whether or not commenced prior to the date of this Agreement) (i) without prior consultation with Investor, involving the payment of, or an agreement to pay over time, in cash, notes or other property, in the aggregate, an amount in excess of $5,000,000 (in each case, (x) exclusive of costs, interest and attorneys’ fees and (y) excluding amounts actually paid by insurance), (ii) which will require Investor to satisfy any non-de minimis obligation, (iii) which imposes any equitable or injunctive relief that, if granted, would impose material conditions on or restrict in any material manner Investor or any of its Affiliates or, without prior consultation with Investor, the Company, (iv) without prior consultation with Investor, alleging criminal conduct by the Company or any of its Subsidiaries or any of their respective directors, officers or employees or (v) without prior consultation with Investor, that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(p)the Company or any Subsidiary to acquire by merger, consolidation, acquisition of stock or assets or otherwise, or make any investment in, any assets, Person or business or division thereof, in each case for a purchase price in excess of $10,000,000;

(q)the creation of any Lien upon any Transferred Assets that would prevent the substantial consummation of the Pre-Closing Steps in accordance with the terms hereof with respect to such Transferred Asset in connection with the Closing;

(r)any Leakage;

(s)except as required by applicable Law or the terms of any existing CBA, the Company or any Subsidiary to negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries, in each case without prior consultation with Investor;

(t)the Company or any Subsidiary to implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act, in each case without prior consultation with Investor;

(u)except as required by the existing terms of a Company Benefit Plan set forth on Schedule 2.16(a) in effect as of the date hereof, the Company or any of its Subsidiaries to (i) accelerate or commit to accelerate the funding, payment or vesting of, or materially increase or decrease the compensation or benefits payable or to become payable to any current or former officer, director or other member of senior management of the Company and its Subsidiaries, or (ii) establish, adopt, enter into, terminate or materially amend any Company Benefit Plan, in each case without prior consultation with Investor;

(v)(i) the amendment or modification in any material respect or termination (excluding terminations upon expiration of the term thereof in accordance with the terms thereof, so long as the Company or its applicable Subsidiary does not have the unilateral right to renew or extend the term of such Material Contract) of any (A) contract with AT&T, T-Mobile (Sprint) or Verizon that is a Material Contract or Carrier Contract or (B) Material Contract of the type set forth in Section 2.9(a)(vi), or (ii) adoption or entering into a new contract that would have been (A) a contract with AT&T, T-Mobile (Sprint) or Verizon that is a Material Contract or Carrier Contract or (B) a Material Contract of the type set forth in Section 2.9(a)(vi), if adopted or entered into prior to the date hereof, except in the case of each of the foregoing clause (i) and clause (ii), in the Ordinary Course of Business (which shall include renewals consistent with the terms thereof but shall not including Contracts of the type set forth in Section 2.9(a)(vi) to the extent purporting to bind direct or indirect equity holders of the Company); or

(w)any agreement or commitment by the Company or its Subsidiaries to do any of the foregoing.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 5.2 Governmental Approvals.
(a)Subject to the terms and conditions herein provided, each party shall, and Investor and the Company shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable, and in any event prior to the End Date, the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the conditions precedent set forth in Article 7). Each party shall, and Investor and the Company shall cause their respective Affiliates to, use reasonable best efforts to promptly obtain consents of all Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Each party shall make or cause to be made as promptly as practicable (and to the extent necessary cause its Affiliates to make) any filings pursuant to the HSR Act and all other filings (or where applicable, drafts thereof) required by applicable Competition Laws for the jurisdictions set forth on Section 5.2 of the Company Disclosure Letter with respect to the transactions contemplated by this Agreement. Without limiting the foregoing: (i) with respect to any initial filings to be made in connection with this Agreement in the jurisdictions set forth on Section 5.2 of the Company Disclosure Letter, the parties shall (x) make such filings as promptly as practicable after the date hereof, and (y) cause such filings to cover to the extent permissible by applicable Law both the potential SPAC Transaction and the potential Alternative Transaction assuming a Purchase Price equal to $750 million and an Investor pro forma Company ownership percentage immediately following consummation of the SPAC Transaction or the Alternative Transaction of up to [*]%; (ii) with respect to (x) any filing pursuant to the HSR Act and (y) additional filings (if any) to be made by any of the parties following the signing of SPAC Definitive Agreements, the parties shall make such filings within the timelines agreed in the SPAC Definitive Agreements; and (iii) with respect to additional filings (if any) to be made by any of the parties following the making of an Alternative Transaction Election, as promptly as practicable upon (and with respect to any filing under the HSR Act, in any event within ten (10) Business Days after), delivery of an Alternative Transaction Election Notice. The parties shall resubmit any such filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant Governmental Authority. Each party shall make (and to the extent necessary cause its Affiliates to make) an appropriate response as promptly as practicable to any Governmental Authority requests for information and documentary material that may be made in connection with this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby (including, pursuant to the HSR Act, other Competition Laws or other applicable Laws). Each party and its respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or other Competition Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, delayed, or conditioned). Each party shall, and Investor and the Company shall cause their respective Affiliates to, take and permit all actions that are necessary or reasonably advisable to (1) satisfy the conditions in Section 7.1, (2) consummate the SPAC Transaction or the Alternative Transaction, as applicable, and (3) in the case of each of clauses (1) and (2), obtain any applicable consents from Governmental Authorities in connection therewith, in each case, as
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

promptly as practicable and in any event before the End Date, so long as any such actions would not constitute a Substantial Detriment. Each party shall, and Investor and the Company shall cause their respective Affiliates to, not take any action that would reasonably be expected to prevent obtaining any applicable consents from Governmental Authorities in connection with the satisfaction of the conditions in Section 7.1.
(b)Each party will promptly notify the other parties hereto of any written communication to or from any Governmental Authority regarding any of the transactions contemplated hereby, and, subject to applicable Law, shall (i) permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority, and consider in good faith and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party hereto in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications (and summaries of any oral communications in which the other party does not participate) between them and their Affiliates and their respective representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. The parties shall consult with each other prior to taking any material position in discussions with or filings to be submitted to any Governmental Authority. Any information that a party provides to another party pursuant to this Section 5.2(b) may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law, and may be designated as “outside antitrust counsel only.”

(c)In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby, in each case, in order to permit the consummation of the transactions contemplated hereby to occur as promptly as practicable (and in any event prior to the End Date).

(d)Without limiting in any respect Investor’s obligations under this Section 5.2, Investor shall have the right to direct, devise and implement the strategy for obtaining all consents of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including (i) responding to any request from, or inquiry or investigation by, any Governmental Authority pursuant to any Competition Law (including directing the timing, nature and substance of all such responses), (ii) leading all meetings and communications (including any negotiations) with any such Governmental Authority, (iii) determining when (if at
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

all, but subject to Investor’s obligations in this Agreement, including the last two sentences of Section 5.2(a)) to discuss, offer, or agree to any divestiture, sale, licensing, holding separate or other disposition of any asset or business, or any behavioral or conduct restriction or other alteration to the business or operations of Investor, the Company, or any of their respective Affiliates, (iv) controlling the defense and settlement of any litigation, action, suit, investigation or proceeding brought by or before any Governmental Authority pursuant to any Competition Law and (v) Investor entering into any voluntary agreement with any Governmental Authority (subject to Investor’s obligations in this Agreement, including the last two sentences of Section 5.2(a)); provided that (x) Investor shall consult with the Company and Carlyle in a reasonable manner and consider in good faith the views and comments of the Company and Carlyle in connection with the foregoing and (y) notwithstanding the foregoing, the parties shall have joint decision making authority with respect to the remedies contemplated in clauses (a) and (c) of the definition of Substantial Detriment.

(e)Carlyle shall not Transfer, prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, any Company Equity Interest, other than to one or more of its Affiliates that, in the case of a direct Transfer of Company Equity Interests, agrees in writing to be to be bound by this Agreement and, if applicable, any Ancillary Agreement as if an original party hereto and thereto; provided that such Transfer shall not relieve Carlyle of its obligations pursuant to this Agreement. For the avoidance of doubt, from and following the Closing, Carlyle’s and Investor’s respective rights to Transfer Company Equity Interests shall be as set forth in, and subject to, the terms of the Stockholders Agreement.
Section 5.3 Public Announcements. Neither Investor, Carlyle nor the Company shall make, or permit any of their respective Affiliates or representatives to make, any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required (a) to obtain consents and approvals, and to provide such notices and make such filings, as necessary, proper or reasonably advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, (b) by Law, rule (including rules of any applicable stock exchange) or regulation applicable to Investor, Carlyle or the Company or any of their respective Affiliates (and only to the extent so required) or (c) in the case of the Company, pursuant to internal announcements to employees; provided, in the case of this clause (c), that any such disclosure is generally consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby. It is understood that the foregoing shall not restrict (i) the Company or its Affiliates from making disclosure as they deem reasonably appropriate (A) in discussions with counterparties or potential counterparties to any aspect of the SPAC Transaction or the Alternative Transaction in connection with effectuating the transactions contemplated by this Agreement and the Ancillary Agreements, (B) to counterparties on a confidential basis in connection with matters contemplated by Item 1 of Section 5.1 of the Company Disclosure Letter or (C) pursuant to their reporting obligations under the Credit Facilities or the terms of any other indebtedness of the Company or its Affiliates or (ii) Carlyle and its Affiliates and affiliated funds and management entities from providing information (customary in manner and scope) to their
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

respective current or prospective investors, limited partners and financing sources (and their respective advisors).
Section 5.4 Access to Information; Confidentiality.
(a)From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall provide to Investor and its authorized representatives during normal business hours reasonable access to all books and records, facilities and employees of the Company and its Subsidiaries; provided that any such access shall be conducted at Investor’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues) and any COVID-19 Measures, under the supervision of the Company’s or its Subsidiaries’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Company and its Subsidiaries and their businesses.
(b)Notwithstanding anything to the contrary in Section 5.4(a), the Company may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege, (iii) if the provision of access to such document (or portion thereof) or information, as reasonably determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws or (iv) relating to the sale process regarding the Enterprise Business or any alternative transaction with respect to all or a portion of the Enterprise Business, bids received from others in connection with such sale process or alternative transactions and information and analysis (including financial analysis) relating to such bids or alternative transactions; provided, however, that, with respect to clauses (i), (ii), and (iii), to the extent permitted by Law and reasonably practicable, the Company shall inform Investor of the general nature of the information being withheld and, upon Investor’s request, reasonably cooperate with Investor to provide such information in a manner that would not violate such contracts, fiduciary duty or Law or result in a loss of privilege.

(c)All information provided to Investor pursuant to this Section 5.4 shall be held by Investor as confidential under the terms of the Confidentiality Agreement and shall be subject to the Confidentiality Agreement, the applicable terms of which are incorporated herein by reference.
Section 5.5 Affiliate Agreements. The Company shall cause all Affiliate Contracts to be settled or terminated prior to the Closing without any Liability on the part of the Company or any of its Affiliates (including Liability arising from such termination), except for this Agreement, the Ancillary Agreements, as contemplated by Section 5.6, Section 5.7, Section 5.8 or Section 5.10, and those contracts or other transactions set forth on Section 5.5 of the Company Disclosure Letter. If an Alternative Transaction Election has been made, at Carlyle’s option in lieu of termination, Carlyle and the Company will cause, with effect from the Closing Date, (a) the “Annual Consulting Fee” under and as defined in the Amended and Restated Consulting
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Services Agreement, dated February 22, 2021 (the “Management Agreement”), by and among Syniverse Holdings, Inc., TC Group V, L.L.C. and Carlyle Investment Management L.L.C., to be shared on a pro rata basis between an Affiliate of Carlyle and Investor, based on their respective equity ownership of the Company and (b) the Management Agreement to be otherwise amended (i) to delete Section 3(b) of the Management Agreement in its entirety and (ii) as contemplated by the proviso to Item 1 of Section 5.5 of the Company Disclosure Letter.
Section 5.6 SPAC Transaction.
(a)The Company, Investor and Carlyle shall use their reasonable best efforts, acting reasonably and in good faith, to:
(i)identify and select a SPAC with which to enter into definitive negotiations with respect to the SPAC Transaction (the “SPAC Selection”);

(ii)together with the selected SPAC, identify one or more investors acceptable to each of the Company, Investor and Carlyle, to provide incremental common equity financing (the “PIPE Financing”) such that the SPAC will have no less than $250 million in such committed common equity financing with respect to the PIPE Financing; provided that Investor shall not unreasonably withhold, delay or condition its consent to any such investor;

(iii)negotiate and enter into definitive transaction documents (the “SPAC Definitive Agreements”) with respect to (A) the SPAC Merger, on terms (x) consistent with those in Section 5.6(b), (y) that include a Company enterprise value of at least $[*] (or such lower valuation as, notwithstanding any other provision hereof, may be agreed by the Company and Carlyle in their sole discretion) and (z) otherwise acceptable to the Company, Carlyle and Investor (including with respect to Tax and structuring-related matters), (B) the post-SPAC Merger equity governance arrangements, on terms consistent with those indicated in the Stockholders Agreement and otherwise acceptable to the Company, Carlyle and Investor, (C) the PIPE Financing, on terms acceptable to the Company, Carlyle and Investor, and (D) the SPAC Transaction Debt Financing Commitments, on terms consistent with Section 5.10 and otherwise acceptable to the Company, Carlyle and Investor; provided that (1) Investor shall not unreasonably withhold, delay or condition its consent to the terms of the PIPE Financing or the SPAC Transaction Refinancing (including the SPAC Transaction Debt Financing Commitments) and (2) notwithstanding anything to the contrary set forth herein, in connection with the SPAC Transaction and SPAC Definitive Agreements, the parties may by mutual agreement determine that the Investment by Investor contemplated hereby should instead be in respect of equity interests in the SPAC or in a new holding company formed for the purpose of becoming the resulting public parent company in the SPAC Transaction, and the terms of this Agreement shall be deemed to be modified (and shall be interpreted) accordingly, mutatis mutandis; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(iv)prior to Closing, finalize any remaining agreements contemplated by or in connection with the SPAC Transaction (including with respect to the SPAC Transaction Refinancing) and at the Closing, and subject to the conditions set forth in Article 7, consummate the SPAC Transaction.
(b)The Company, Investor and Carlyle shall use their reasonable best efforts, acting reasonably and in good faith, to cause the definitive agreements with respect to the SPAC Merger to provide for the following use of SPAC Transaction Proceeds and the Investment Amount:
(i)first, to pay, or reimburse, the Company, Carlyle, Investor and the SPAC for their respective reasonable and documented expenses incurred in connection with the transactions contemplated by this Agreement (including the SPAC Transaction and the Alternative Transaction);

(ii)second, to repay an amount equal to (A) the Company’s outstanding indebtedness under the Credit Facilities, minus (B) the net proceeds from the SPAC Transaction Refinancing (the amount in this clause (ii), together with the amount in clause (i), the “Minimum Total Cash Amount”);

(iii)third, but only to the extent the SPAC Transaction Proceeds exceed $250 million, at Investor’s election, to reduce the Investment Amount by up to an amount equal to the lesser of (A) such excess and (B) $250 million; and

(iv)fourth, any remaining amounts, at the Company’s election, (A) to the Company’s balance sheet for general corporate purposes and/or (B) to, on a pro rata basis in proportion to their relative post-Closing pro forma equity interests in the Company (prior to the application of proceeds pursuant to this clause (iv)), (1) further reduce the Investment Amount (the actual amount of any such reduction to the Investment Amount pursuant to clause (iii) and this clause (iv), the “SPAC Reduction Amount”) and (2) repurchase or otherwise redeem equity of the Company from the pre-Closing shareholders of the Company.
(c)In connection with the entry into a SPAC Transaction (including with respect to the SPAC Selection, the PIPE Financing and the SPAC Definitive Agreements), the parties’ duties to use their reasonable best efforts, and to act reasonably and in good faith, shall not require Investor or Carlyle to agree to any term or condition that would have a material disproportionate adverse effect on such party relative to the other such party taking into account the terms and conditions of this Agreement, the Stockholders Agreement and the Wholesale Agreement.
Section 5.7 Alternative Transaction; Pre-Closing Steps
.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a)Notwithstanding anything to the contrary in this Agreement (including Section 5.6), in the event of the occurrence of any of the following events, the Company may, in its sole discretion by providing written notice to Investor (the “Alternative Transaction Election Notice”), elect to cause the parties to cease pursuing the SPAC Transaction and instead consummate the Alternative Transaction (an “Alternative Transaction Election”) on the terms and conditions set forth in this Agreement (including this Section 5.7), in each case provided that the Company and Carlyle have complied in all material respects with their respective obligations pursuant to Section 5.6:
(i)the Company and Investor have not completed the SPAC Selection within six (6) weeks of the date of this Agreement;
(ii)the SPAC Definitive Agreements have not been entered into within six (6) weeks following the date of the SPAC Selection; or

(iii)the SPAC Definitive Agreements are terminated prior to consummation of the SPAC Transaction.
(b)Upon an Alternative Transaction Election, the Company will (and will cause its Subsidiaries to):
(i)if Investor delivers to the Company a written request (a “Ring-Fencing Election”) within ten (10) Business Days following the delivery of an Alternative Transaction Election Notice, take all actions reasonably necessary to effect and carry out the steps (and comply with the covenants and obligations set forth in) set forth in Exhibit A (such steps set forth in Exhibit A, the “Pre-Closing Steps”), to separate (A) the business of the Company and its Subsidiaries consisting of the Enterprise Transferred Assets and the Enterprise Assumed Liabilities (the “North America Enterprise Business”) and the business of the Company and its Subsidiaries consisting of the Operating Transferred Assets and the Operating Assumed Liabilities (the “Operating Business”) from (B) the business of the Company and its Subsidiaries consisting of the Excluded Assets and the Retained Liabilities (the “Remaining Business”);
(ii)use reasonable best efforts to identify and negotiate and enter into definitive transaction documents with one or more investors to provide preferred non-convertible equity financing to the Company (the “Third-Party Equity Investment”) on terms no less favorable to the Company than those set forth on Part I of Schedule 1 (unless otherwise agreed by the Company and Investor) and otherwise acceptable to the Company and in no less than an amount equal to (A) the sum of the amounts in Section 5.7(c)(i) and Section 5.7(c)(ii), minus (B) $750 million, minus (C) an amount equal to the greater of (1) (x) cash available on the Company’s balance sheet, minus (y) $50 million and (2) $0 (such amount, the “Necessary Amount”); provided that without Investor’s consent the Third-Party Equity Investment shall not be provided by any Person listed on Part II of Schedule 1 or any activist investor listed, at the time of entry into such definitive transaction documents, on the SharkWatch 50 (or any successor list thereto); and
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(iii)use reasonable best efforts to negotiate and enter into definitive transaction documents with respect to the Alternative Transaction Refinancing, on terms consistent with Section 5.10 and acceptable to the Company.
(c)The proceeds from the Third-Party Equity Investment and the Investment Amount shall be applied at the Closing of the Alternative Transaction in the following order:
(i)first, to pay, or reimburse, the Company, Carlyle and Investor for their respective reasonable and documented expenses incurred in connection with the transactions contemplated by this Agreement (including the Alternative Transaction);
(ii)second, to repay an amount equal to (A) the Company’s outstanding indebtedness under the Credit Facilities, minus (B) the net proceeds from the Alternative Transaction Refinancing; and

(iii)third, to the Company’s balance sheet for general corporate purposes;
provided that, in the event the Company elects, in its discretion, to accept proceeds from the Third-Party Equity Investment in excess of the Necessary Amount, at Investor’s election, (x) up to 100% (as determined by Investor) of any proceeds from the Third-Party Equity Investment in excess of the Necessary Amount shall reduce the Investment Amount (provided, further, that any such reduction pursuant to this clause (x) shall not exceed $250 million) (the amount of such reduction pursuant to this clause (x), the “Alternative Reduction Amount”) and (y) the remaining portion of such proceeds from the Third-Party Equity Investment (after giving effect to clause (x)) shall be used to further repay or redeem the Company’s outstanding indebtedness.
(d)Investor acknowledges and agrees that none of the representations and warranties in Article 2 shall be deemed to have been breached solely as a result of any of the actions contemplated by the Pre-Closing Steps.
Section 5.8 Third-Party Consents; Commingled Contracts; Wrong-Pockets.
(a)Third Party Consents. Notwithstanding anything to the contrary in this Agreement (including Section 5.7(b) or this Section 5.8), if any third-party consent, approval or other action (other than any consent, approval or action from any Governmental Authority) necessary for the consummation of the transactions contemplated hereby (including, if applicable, the consummation of the Pre-Closing Steps) is not obtained or does not occur, as the case may be, prior to the Closing or the transfer of any Transferred Assets or Excluded Assets pursuant to the Pre-Closing Steps cannot be completed due to the fact that such transfer would violate applicable Law (including with respect to any Commingled Contract), the Closing shall (subject to the satisfaction or waiver of the conditions set forth in Article 7) nonetheless take place on the terms set forth herein and, thereafter until such consent, approval or other action is obtained or occurs, as the case may be, or such transfer would no longer violate applicable Law, (i) the Company shall, and shall cause each of its Subsidiaries to use its reasonable best efforts to obtain or effect, as the case may be, such consent, approval or other action or effectuate such
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

transfer in compliance with applicable Law, as promptly as practicable and (ii) the Company shall, and shall cause its Subsidiaries to, enter into alternative arrangements (which may include a subcontract, sublicense, back-to-back agreement or arrangement, nominee and holdback agreement or arrangement or similar arrangement) under which (A) the North America Enterprise Business, the Operating Business or the Remaining Business, as applicable, shall obtain the economic claims, rights and benefits under any Transferred Asset or Excluded Asset, as applicable, with respect to which such consent has not been obtained and (B) the North America Enterprise Business, the Operating Business or the Remaining Business, as applicable, shall assume any related economic burden with respect such Transferred Asset or Excluded Assets, including any Taxes. Notwithstanding any other provisions of this Section 5.8, any efforts referred to in this Section 5.8 shall not require the payment of any consideration (monetary or otherwise) or the concession or provision of any material right or the incurrence of any material Tax cost, other than the payment of de minimis costs and expenses, in connection with obtaining or seeking to obtain any consent, approval or other action required to transfer any Transferred Asset or Excluded Asset.
(b)Commingled Contracts. The Company and Investor acknowledge that the Company and its Affiliates are parties to contracts a portion of the rights and obligations of which relate to the North America Enterprise Business and/or the Operating Business and a portion of the rights and obligations of which relate to the Remaining Business (each such contract, a “Commingled Contract”). The Company shall, and shall cause its Subsidiaries to, (i) notify the third party that is the counterparty to each Commingled Contract, (ii) use their respective reasonable best efforts to cause the applicable Commingled Contract to be apportioned (including by obtaining the consent of such counterparty to enter into a new contract or amendment, splitting or assigning in relevant part such Commingled Contract) between (A) the North America Enterprise Business or, with respect to the Operating Transferred Business Contracts, the Operating Business, and (B) the Remaining Business, pursuant to which (1) the North America Enterprise Business will assume all of the rights and obligations under such Commingled Contract that relate to the North America Enterprise Business, (2) the Operating Business will assume all of the rights and obligations under the Operating Transferred Business Contracts that relate to the Operating Business, and (3) the Remaining Business will assume all of the rights and obligations under such Commingled Contract that relate to the Remaining Business, and (iii) use their respective reasonable best efforts to cause the applicable counterparty to release (A) the North America Enterprise Business and/or the Operating Business from the obligations of the Remaining Business under the portion of the Commingled Contract apportioned to the Remaining Business and (B) the Remaining Business from the obligations of the North America Enterprise Business and/or the Operating Business under the portion of the Commingled Contract apportioned to the North America Enterprise Business and/or the Operating Business. For the avoidance of doubt, this clause (b) shall only apply if an Alternative Transaction Election has been made and Investor has made a Ring-Fencing Election in accordance with Section 5.7(b)(i).

(c)Wrong-Pockets.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(i)If, following Closing, (i) the Company or any of its Subsidiaries (excluding the Transferred Entities) receives a payment with respect to any Transferred Asset or (ii) the Company or its Subsidiaries (including the Transferred Entities) or Investor becomes aware that any Transferred Asset remains with, or has been transferred to, the Company or any of its Subsidiaries (excluding the Transferred Entities), the Company shall (A) reimburse, or cause the relevant Subsidiary of the Company (excluding the Transferred Entities) to reimburse the relevant Transferred Entity (or such other Transferred Entity nominated by the Company) the amount referred to in clause (i) above or (B) promptly execute and/or cause the relevant Subsidiary of the Company (including the Transferred Entities) to execute, such documents as may be reasonably necessary to procure the transfer of any such Transferred Asset from the Company or its Subsidiary (excluding the Transferred Entities) to a Transferred Entity nominated by the Company.
(ii)If, following Closing, (i) any Transferred Entity receives a payment with respect to an Excluded Asset or (ii) the Company or its Subsidiaries (including the Transferred Entities) becomes aware that any Excluded Asset has been transferred to, or remains with, the Transferred Entities, the Company shall (A) cause the relevant Transferred Entity to reimburse the Company or the relevant Subsidiary of the Company (excluding the Transferred Entities) the amount referred to in clause (i) above or (B) promptly execute and/or cause the relevant Subsidiary of the Company (including the Transferred Entities) to execute such documents as may be reasonably necessary to procure the transfer of any such Excluded Asset from the Transferred Entity to the Company or a Subsidiary of the Company nominated by the Company (other than the Transferred Entities).

(iii)For the avoidance of doubt, this clause (c) shall only apply if an Alternative Transaction Election has been made and Investor has made a Ring-Fencing Election in accordance with Section 5.7(b)(i).
Section 5.9 Ancillary Agreements. The Company, Carlyle and Investor shall, or the Company and Investor shall cause their respective Affiliates to, as applicable, at or prior to the Closing enter into the Ancillary Agreements, it being understood and agreed that in the event that a Ring-Fencing Election in accordance with Section 5.7(b)(i) has been made, the entity that shall enter into the Wholesale Agreement on behalf of the Company and its Affiliates shall be an entity that is not a member of the Remaining Business that is selected by the Company in good faith and with the prior consent of Investor (such consent not to be unreasonably withheld, delayed or conditioned). (a) If an Alternative Transaction Election has been made, then at or prior to the Closing the parties shall cause the amendments to the Company’s certificate of incorporation contemplated by the Organizational Document Amendments to be filed with the State of Delaware (and shall cause the by-laws of the Company to be amended as contemplated by the Organization Document Amendments), and (b) if an Alternative Transaction Election has not been made, then the parties shall use reasonable best efforts to cause the SPAC Definitive Agreements to provide for, in connection with the Closing, the filing of an amendment to the SPAC’s certificate of incorporation with the State of Delaware containing, among other matters,
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the amendments contemplated by the Organizational Document Amendments (and for, in connection with the Closing, the amendment of the by-laws of the SPAC as contemplated by the Organization Document Amendments).
Section 5.10 Debt Financing.
(a)In connection with the SPAC Transaction, the Company shall use reasonable best efforts to obtain, concurrently with the entry into the other SPAC Definitive Agreements, debt financing commitments (such commitments, the “SPAC Transaction Debt Financing Commitments”), the proceeds of which will be used to (x) refinance a portion of the outstanding indebtedness of the Company and its Subsidiaries under the Credit Facilities in an amount necessary to achieve the applicable ratio as described below, (y) pay fees, closing payments and expenses related to the SPAC Transaction and the financing contemplated by the SPAC Transaction Debt Financing Commitments and (z) fund the working capital requirements and other general corporate purposes (including acquisitions and investments) of the Company and its Subsidiaries (the “SPAC Transaction Refinancing”). The terms of the SPAC Transaction Refinancing shall (i) be consistent with then-existing market terms for debt commitments for companies in a similar business to the Company and its Subsidiaries and with substantially similar credit ratings to the Company and its Subsidiaries on a pro forma basis after giving effect to the SPAC Transaction (including the SPAC Transaction Refinancing), (ii) provide for debt financing in an aggregate amount such that the Consolidated Total Debt Ratio of the borrower and its restricted subsidiaries under the SPAC Transaction Refinancing on a Pro Forma Basis (as defined in the First Lien Credit Agreement) after giving effect to the SPAC Transaction (including the SPAC Transaction Refinancing and the PIPE Financing) is equal to or less than [*] times and (iii) be acceptable to the Company, Carlyle and Investor; provided that Investor shall not unreasonably withhold, delay or condition its consent to the terms of the SPAC Transaction Refinancing. In connection with the SPAC Transaction, the Company shall use its reasonable best efforts to consummate on or prior to the Closing Date the SPAC Transaction Refinancing on terms no less favorable to the Company than those set forth in the SPAC Transaction Debt Financing Commitments, except as agreed by the Company, Carlyle and Investor; provided that Investor shall not unreasonably withhold, delay or condition its consent.
(b)In connection with the Alternative Transaction, the Company shall use reasonable best efforts to consummate, on or prior to the Closing Date, a refinancing of the Credit Facilities, the proceeds of which will be used to (x) refinance a portion of the outstanding indebtedness of the Company and its Subsidiaries under the Credit Facilities in an amount necessary to achieve the applicable ratio as described below, (y) pay fees, closing payments and expenses related to the Alternative Transaction and such refinancing and (z) fund the working capital requirements and other general corporate purposes (including acquisitions and investments) of the Company and its Subsidiaries (the “Alternative Transaction Refinancing”). The terms of the Alternative Transaction Refinancing shall (i) be consistent with then-existing market terms for similar transactions for companies in a similar business and with substantially similar credit ratings to (A) in the event that a Ring-Fencing Election in accordance with Section 5.7(b)(i) has been made, the Remaining Business after giving pro forma effect to the Pre-Closing Steps (except as otherwise provided in clause (ii)(B) below) or (B) in the event that a Ring-Fencing Election in
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

accordance with Section 5.7(b)(i) has not been made, the Company and its Subsidiaries, (ii) in the event that a Ring-Fencing Election in accordance with Section 5.7(b)(i) has been made, (A) provide for debt financing in an aggregate amount such that the Consolidated Total Debt Ratio (as defined in the First Lien Credit Agreement) of the Remaining Business borrower under the Alternative Transaction Refinancing on a Pro Forma Basis (as defined in the First Lien Credit Agreement) after giving effect to the Alternative Transaction (including the Alternative Transaction Refinancing and the Third-Party Equity Investment) is equal to approximately [*] times, (B) include a revolving credit facility for the North America Enterprise Business and the Operating Business on terms consistent with then-existing market terms for similar transactions for companies in a similar business and with substantially similar credit ratings to the North America Enterprise Business and the Operating Business, taken as a whole, after giving pro forma effect to the Pre-Closing Steps, and (C) other than with respect to the revolving credit facility referred to in clause (ii)(B) directly above, shall only include the entities comprising the Remaining Business (and not the North America Enterprise Business or the Operating Business (including any of the Transferred Entities), the Company or any Subsidiary of the Company directly or indirectly owning any portion of any Transferred Entity) as obligors, pledgers (other than with respect to equity of any of the entities comprising the Remaining Business) or guarantors, (iii) in the event that a Ring-Fencing Election in accordance with Section 5.7(b)(i) has not been made, provide for debt financing in an aggregate amount such that the Consolidated Total Debt Ratio of the borrower and its restricted subsidiaries under the Alternative Transaction Refinancing on a Pro Forma Basis (as defined in the First Lien Credit Agreement) after giving effect to the Alternative Transaction (including the Alternative Transaction Refinancing and the Third-Party Equity Investment) is equal to or less than [*] times, (iv) other than with respect to any revolving credit facilities, include a final maturity no less than five (5) years following the entry into and execution of the definitive documentation for such Alternative Transaction Refinancing and (v) be on terms acceptable to the Company.

(c)Investor and Carlyle shall each provide or use reasonable best efforts to cause to be provided such cooperation to the Company as may reasonably be requested by the Company in connection with obtaining the SPAC Transaction Refinancing or the Alternative Transaction Refinancing necessary to complete the transactions contemplated hereby, and at the Company’s sole expense (and the Company shall indemnify Investor and Carlyle and their respective Affiliates and representatives for any Losses in connection therewith).
Section 5.11 R&W Insurance. At its election, on or prior to the Closing, Investor may procure a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”) at its sole cost and expense. Any such R&W Insurance Policy shall include a provision whereby the insurer under the R&W Insurance Policy expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Company, Carlyle or their respective Affiliates or any former or current equity holder(s), managers, members, directors, officers, employees, agents or representatives of the Company, Carlyle or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby with respect to any claim made by an insured thereunder, except in the case of Fraud by any such Person in connection with this Agreement. Investor shall not waive, amend or modify such subrogation provision, or allow such subrogation provision to be waived, amended or modified,
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

without the prior written consent of Carlyle. The Company and Carlyle will provide to Investor prior to the Closing, commercially reasonable assistance (at Investor’s expense) with respect to satisfying the insurer’s diligence requests as is reasonably required so as to permit the issuance of the R&W Policy at or prior to the Closing.
Section 5.12 Required Information. Following the date of this Agreement, the Company shall, as promptly as reasonably practicable, use its reasonable best efforts to prepare the financial statements or similar reports of the Company and its Subsidiaries required to be included in the proxy statement or any other filings to be made with the Securities and Exchange Commission in connection with the SPAC Transaction (the financial statements described in this sentence, which the parties acknowledge shall, with respect to historical financial statements, consist of audited financial statements as of and for the fiscal year ended November 30, 2020 and such other fiscal years ending in 2019 and 2018 as required to be included in the proxy statement or any other filings to be made with the Securities and Exchange Commission in connection with the SPAC Transaction, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “SPAC Transaction Financial Statements”). The SPAC Transaction Financial Statements, when delivered following the date of this Agreement, (i) will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto, none of which is expected to be, individually or in the aggregate, material), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors (it being acknowledged that an unqualified report may include explanatory language) and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the Securities and Exchange Commission, the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended (including Regulation S-X or Regulation S-K, as applicable). Following the date of this Agreement, Investor shall, as promptly as reasonably practicable, use its reasonable best efforts to provide or cause its applicable Affiliate to provide such information reasonably requested by the Company and Carlyle to the extent required for inclusion in the proxy statement or any other filings required to be made with the Securities and Exchange Commission in connection with the SPAC Transaction.
Section 5.13 Code Section 280G. If reasonably requested by the Investor and an Alternative Transaction Election has not been made, prior to the Closing Date, the Company shall (a) use its commercially reasonable efforts to secure from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right or potential right to any payments and/or benefits in connection with the SPAC Merger that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”), and (b) for all
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

such obtained waivers, submit for approval by the Company’s stockholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. If applicable (including because an Alternative Transaction Election has not been made), (A) the Company shall not pay or provide any of the Waived 280G Benefits, if such Waived 280G Benefits are not approved by the Company’s stockholders as contemplated above, (B) no later than five (5) Business Days before the Closing Date, the Company shall provide to Investor or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall consider in good faith Investor’s reasonable comments, and (C) prior to the Closing Date, the Company shall deliver to Investor evidence reasonably satisfactory to Investor that (1) a vote of the Company’s stockholders was received in accordance with Section 280G of the Code and the regulations thereunder, or (2) such requisite Company stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided.
Section 5.14 Further Assurances. Each party hereto shall, and Investor and the Company shall cause their respective Affiliates and their and their Affiliates’ representatives to, and Carlyle shall cause its representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the other parties, to confirm and assure the rights and obligations provided for in this Agreement and the other Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, and otherwise to carry out the intent and purposes of this Agreement. Without limiting the foregoing, but subject to the limitations in Section 5.2(a), if an Alternative Transaction Election has been made, Investor and Carlyle each shall, and Investor shall cause its Affiliates and its and its Affiliates’ representatives to, and Carlyle shall cause its representatives to, cooperate and take all actions reasonably requested of such parties by the Company to facilitate as promptly as practicable the Closing of the Alternative Transaction and the transactions contemplated thereby on terms consistent with this Agreement; provided that neither such party nor its Affiliates (other than, in the case of Carlyle, the Company and its Subsidiaries) shall be required in connection with the Alternative Transaction Refinancing to make any additional cash contributions to the Company or provide guarantees in respect of the indebtedness of the Company or its Subsidiaries.
Section 5.15 Exclusivity. During the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, neither Carlyle nor the Company shall, and shall cause their respective Representatives not to, solicit, engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Investor and/or its Affiliates, as permitted pursuant to clause (i)(A) of the last sentence of Section 5.3 or otherwise in connection with the transactions contemplated hereby, including the SPAC Transaction and the Alternative Transaction) concerning any sale of any of the Company’s Shares or, except as permitted by Section 5.1 (including Section 5.1 of the Company Disclosure Letter) other equity securities or any equity securities of any Subsidiary of the Company, any merger of the Company or direct or indirect sale of a majority of the consolidated assets of the Company, the Remaining Business or the Enterprise Business or similar transaction involving the Company or any of its Subsidiaries, other than assets sold in the
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Ordinary Course of Business or to the extent permitted by Section 5.1 (including Section 5.1 of the Company Disclosure Letter) (each such acquisition transaction, an “Acquisition Transaction”). The Company and Carlyle shall, and shall cause their respective Representatives to, (a) immediately cease and cause to be terminated any and all discussions and negotiations with any such Person other than (i) Investor and its Representatives, (ii) as permitted pursuant to clause (i)(A) of the last sentence of Section 5.3 or (iii) otherwise in connection with the transactions contemplated hereby (including the SPAC Transaction and the Alternative Transaction), regarding any Acquisition Transaction, (b) promptly request any such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries, and (c) promptly terminate all access previously granted to such Persons to any physical or electronic data room. Carlyle and the Company will promptly inform Investor of the details of any proposals or offer to engage in any negotiations or discussions, in each case, made after the date hereof from a third party concerning an Acquisition Transaction.
Article 6

Tax Matters
Section 6.1 Cooperation. Investor and the Company shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such information and ministerial assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding to the extent arising from or relating to Taxes with respect to the transactions contemplated by this Agreement and (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which are required in order to prepare any such Tax Return, or to defend any such audit, examination or proceeding in accordance with such party’s records retention policy; provided that (i) the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties and (ii) no party hereto shall be required to provide any information or assistance it is not legally entitled to give or that would waive such Person’s legal privilege; provided, further, that no party (other than the Company and its Subsidiaries) shall be required to provide any information relating to its Tax Returns or the Tax Returns of its Affiliates.
Section 6.2 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Investor will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Article 7

Conditions Precedent
Section 7.1 Conditions to Obligations of the Company, Carlyle and Investor. The obligations of the Company, Carlyle and Investor to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:
(a)Competition Laws. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated, the parties shall have obtained all consents, waivers, clearances and approvals required under any applicable Competition Laws for the jurisdictions set forth on Section 5.2 of the Company Disclosure Letter, and no voluntary agreement between Investor and any Governmental Authority prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall be in effect.
(b)No Injunction, etc. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing or making unlawful the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall be in effect.

(c)SPAC Transaction. Solely if an Alternative Transaction Election has not been made, (i) the satisfaction or waiver of the conditions to the consummation of the SPAC Definitive Agreements (other than those conditions which by their nature are to be satisfied at the closing of the SPAC Merger, the PIPE Financing and the SPAC Transaction Refinancing, each of which is capable of being satisfied as of the Closing), (ii) the consummation of the SPAC Merger, the PIPE Financing and the SPAC Transaction Refinancing are scheduled to (and shall) occur substantially concurrently with the Closing, and (iii) the sum of the SPAC Transaction Proceeds, plus the Purchase Price is equal to or greater than the Minimum Total Cash Amount.

(d)Alternative Transaction. Solely if an Alternative Transaction Election has been made, the consummation of the Alternative Transaction Refinancing and Third-Party Equity Investment substantially concurrent with the Closing.
Section 7.2 Conditions to Obligations of Investor. The obligation of Investor to consummate (x) the SPAC Transaction if an Alternative Transaction Election has not been made or (y) the Alternative Transaction if an Alternative Transaction Election has been made, shall be subject to the fulfillment at or prior to the Closing, or, if permitted by applicable Law, waiver by Investor, of all of the following additional conditions:
(a)Representations and Warranties. (i) The representations and warranties of the Company contained in Article 2, other than the Company Fundamental Representations and the representations and warranties contained in clause (a) of Section 2.8 (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein), shall be true and correct at and as of the date of this Agreement and the Closing with the same effect as though
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) each of the Company Fundamental Representations, other than the representations and warranties in Section 2.4 (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein), shall be true and correct in all material respects at and as of the date of this Agreement and the Closing with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date), (iii) the representations and warranties in clause (a) of Section 2.8 shall be true and correct in all respects at and as of the date of this Agreement and the Closing and (iv) the representations and warranties in Section 2.4 shall be true and correct in all respects at and as of the date of this Agreement and the Closing (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct as of such date), except for de minimis inaccuracies.
(b)The representations and warranties of Carlyle contained in Article 3 shall be true and correct in all material respects at and as of the date of this Agreement and the Closing with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Carlyle to consummate any of the transactions contemplated hereby in connection with (i) if an Alternative Transaction Election has not been made, a SPAC Transaction and (ii) if an Alternative Transaction Election has been made, an Alternative Transaction, or, in each case, by the Ancillary Agreements.

(c)Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(d)Covenants and Agreements. Carlyle shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Carlyle at or prior to the Closing.

(e)No Material Adverse Effect. Between the date of this Agreement and the Closing Date, no Material Adverse Effect shall have occurred.

(f)Company Officer’s Certificate. The Company shall have delivered to Investor a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company stating that the conditions specified in Section 7.2(a), Section 7.2(c) and Section 7.2(e) have been satisfied.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(g)Carlyle Officer’s Certificate. Carlyle shall have delivered to Investor a certificate, dated as of the Closing Date, signed by a duly authorized officer of Carlyle stating that the conditions specified in Section 7.2(b) and Section 7.2(d) have been satisfied.

(h)Pre-Closing Steps. If the Investor has made a Ring-Fencing Election in compliance with Section 5.7, each of the Pre-Closing Steps shall have been completed (subject to Section 5.8(a)) substantially in the manner set forth on Exhibit A.

(i)Ancillary Agreements. The Company (or its applicable Subsidiaries) and Carlyle shall have executed and delivered to Investor each of the Ancillary Agreements to which the Company or its applicable Subsidiaries or Carlyle, as applicable, will be a party.
Section 7.3 Conditions to Obligations of the Company and Carlyle. The obligation of the Company and Carlyle to consummate (x) the SPAC Transaction if an Alternative Transaction Election has not been made, shall be subject to the fulfillment at or prior to the Closing or (y) the Alternative Transaction if an Alternative Transaction Election has been made, shall be subject to the fulfillment at or prior to the Closing, or, if permitted by applicable Law, waiver by the Company and Carlyle, of the following additional conditions:
(a)Representations and Warranties. The representations and warranties of Investor contained in Article 4 shall be true and correct in all material respects at and as of the date of this Agreement and the Closing with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Investor to consummate any of the transactions contemplated hereby connection with (i) if an Alternative Transaction Election has not been made, a SPAC Transaction and (ii) if an Alternative Transaction Election has been made, an Alternative Transaction, or, in each case, by the Ancillary Agreements.
(b)Covenants and Agreements. Investor shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Investor at or prior to the Closing.

(c)Officer’s Certificate. Investor shall have delivered to the Company and Carlyle a certificate, dated as of the Closing Date, signed by a duly authorized officer of Investor stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)Ancillary Agreements. Investor (or its applicable Affiliates) shall have executed and delivered to the Company and Carlyle each of the Ancillary Agreements to which Investor or its applicable Affiliates will be a party.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 7.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was primarily caused by such party’s material breach of its obligations hereunder.
Article 8

Termination
Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)by the mutual written agreement of the Company, Carlyle and Investor;
(b)by Investor, Carlyle or the Company by notice to the other parties, if:
(i)the Closing shall not have been consummated on or before the close of business on the earlier of (x) the date that is nine (9) months following the date of the SPAC Definitive Agreements or (y) if an Alternative Transaction Election has been made, the date that is nine (9) months following the date of the Alternative Transaction Election (clause (x) or (y), as applicable, the “Initial End Date”); provided that if on the Initial End Date any of the conditions set forth in Section 7.1(a) or Section 7.1(b) (but for the purposes of Section 7.1(b), only to the extent related to any Competition Law) shall not have been satisfied but all other conditions set forth in Article 7 shall have been satisfied or waived or shall then be capable of being satisfied, then the Initial End Date shall be automatically extended to the date that is three (3) months following the Initial End Date (the “Second End Date”). As used in this Agreement, the term “End Date” shall mean the Initial End Date, unless extended pursuant to the foregoing sentence, in which case, the term “End Date” shall mean the Second End Date. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to (x) Investor, if Investor’s material breach or violation of any covenant or obligation contained in this Agreement is the primary cause of the failure of the Closing to be consummated by the End Date or (y) Carlyle or the Company, if Carlyle’s or the Company’s material breach or violation of any covenant or obligation contained in this Agreement is the primary cause of the failure of the Closing to be consummated by the End Date; or
(ii)any injunction, order or decree of any Governmental Authority having competent jurisdiction permanently enjoining the Company, Carlyle or Investor from consummating the Closing is entered and such injunction, order or decree shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii)(B) shall have used reasonable best efforts to remove such injunction, order or decree in accordance with Section 5.2(b);
(c)by Investor, upon two (2) days prior written notice to the Company and Carlyle, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or Carlyle set forth in this Agreement shall have occurred that would
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

cause a condition set forth in Section 7.2(a), (b), (c), or (d) not to be satisfied, and such breach is incapable of being cured or is not cured prior to the earlier of (i) the Business Day prior to the End Date or (ii) the date that is thirty (30) days from the date that the Company and Carlyle are notified in writing by Investor of such breach or failure to perform; provided that Investor shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Investor is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; or
(d)by the Company or Carlyle, upon two (2) days prior written notice to Investor, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Investor set forth in this Agreement shall have occurred that would cause a condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and such breach is incapable of being cured or is not cured prior to the earlier of (i) the Business Day prior to the End Date or (ii) the date that is thirty (30) days from the date that Investor is notified in writing by the Company or Carlyle, as applicable, of such breach or failure to perform; provided that neither the Company nor Carlyle shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if either the Company or Carlyle is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(e)by Investor, if all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions which by their nature cannot be satisfied until the Closing, but which conditions at the time of termination shall be capable of being satisfied) and the Company and Carlyle fail to consummate the Closing within five (5) Business Days following the date on which the Closing should have occurred pursuant to Section 1.1; or

(f)by the Company or Carlyle, if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions which by their nature cannot be satisfied until the Closing, but which conditions at the time of termination shall be capable of being satisfied) and Investor fails to consummate the Closing within five (5) Business Days following the date on which the Closing should have occurred pursuant to Section 1.1.
Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without Liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to any other party except as provided in this Section 8.2; provided that no such termination (nor any provision of this Agreement) shall relieve any party from Liability for any damages for Willful Breach of this Agreement prior to such termination (which, for the avoidance of doubt, shall be deemed to include the failure by Investor to consummate the Closing if it is obligated to do so hereunder following the satisfaction or waiver of all of the conditions set forth in Section 7.1
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

and Section 7.2). The provisions of this Section 8.2, Article 9, Section 10.1 and Section 10.4 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 8.1.
Article 9

Definitions
Section 9.1 Certain Terms. The following terms have the respective meanings given to them below:
“10 DLC Non-Consumer Messaging Business” means the Company and its Subsidiaries’ business that provides 10 DLC Services.
“10 DLC Services” means the provision of a hosted network service that supports the two-way delivery of mobile-originated and mobile-terminated SMS and MMS messages between Non-Consumers and Consumers using traditional 10-digit telephone numbers.
“A2P Messaging Business” means the Company’s and its Subsidiaries’ business that (i) within the United States and Canada provides a hosted network service that supports the use of Short Codes for one-way and two-way delivery of mobile-originated and mobile-terminated SMS and MMS messages to the Company- and its Subsidiaries-supported MNOs for delivery to subscriber wireless devices and (ii) outside North America provides a hosted network service that supports one-way and two-way delivery of mobile-originated and mobile-terminated Long Code SMS and MMS messages to the Company- and its Subsidiaries -supported MNOs for delivery to subscriber wireless devices using connections designated as A2P connections by such MNOs.
“Acquisition Transaction” has the meaning set forth in Section 5.15.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, for purposes of this Agreement, (a) neither the Investor nor Carlyle nor any of their respective Affiliates (other than the Company and its Subsidiaries) shall be deemed Affiliates of the Company and its Subsidiaries and (b) neither the Company nor any of its Subsidiaries shall be deemed Affiliates of Investor or Carlyle.
“Affiliate Contract” has the meaning set forth in Section 2.20.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Reduction Amount” has the meaning set forth in Section 5.7(c).
“Alternative Transaction” has the meaning set forth in the Recitals.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Alternative Transaction Election” has the meaning set forth in Section 5.7(a).
“Alternative Transaction Election Notice” has the meaning set forth in Section 5.7(a).
“Alternative Transaction Refinancing” has the meaning set forth in Section 5.10(b).
“Ancillary Agreements” means the Wholesale Agreement and the Stockholders Agreement.
“Anticorruption Laws” has the meaning set forth in Section 2.13(c).
“Assumed Liabilities” has the meaning set forth in Exhibit A.
“Assumed Transferred Entity Employee Liabilities” has the meaning set forth in Exhibit A.
“Audited Financial Statements” has the meaning set forth in Section 2.6(a).
“Balance Sheet Date” has the meaning set forth in Section 2.6(a).
“Barracuda” has the meaning set forth in Exhibit A.
“Business Day” means any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.
“Business Enterprise Messaging Business” means the Company and its Subsidiaries’ business that provides a white-label managed solution to enable its customers to provide network based messaging services to their enterprise customers through the Company’s and its Subsidiaries’ multi-channel SMS notification and mobile application offerings.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.
“Carlyle” has the meaning set forth in the Preamble.
“Carlyle Investment Fund” means any investment vehicle or account managed or advised by Carlyle.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Carriers” has the meaning set forth in Exhibit A.
“Carrier Contracts” has the meaning set forth in Exhibit A.
“CBA” means any collective bargaining agreement or other contract with any labor union, works council or labor organization.
“CIM” means Carlyle Investment Management L.L.C. together with its Affiliates (including Carlyle). The term “CIM” shall be deemed not to include any portfolio company of any Carlyle Investment Fund (including the Company and its Subsidiaries).
“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Closing” has the meaning set forth in Section 1.1.
“Closing Date” has the meaning set forth in Section 1.1.
“Closing Date Leakage” means the amount of any Leakage that has occurred after November 30, 2020 and through immediately prior to the Closing.
“Closing Statement” has the meaning set forth in Section 1.2(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commingled Contract” has the meaning set forth in Section 5.8(b).
“Company” has the meaning set forth in the preamble.
“Company Benefit Plan” means each benefit or compensation plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any bonus, deferred compensation, stock bonus, stock ownership, stock purchase, restricted stock, stock option, phantom stock or other equity or equity-based arrangement, and any employment, termination, retention, incentive, bonus, change in control or severance plan, program, policy, arrangement or contract that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former officer, employee or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or could reasonably expect to have any Liability (including on account of an ERISA Affiliate), but shall exclude any such plan, program, policy, agreement or other arrangement required by applicable Law that is sponsored or maintained by a Governmental Authority or that is a Multiemployer Plan.
“Company Designated Accounts” has the meaning set forth in Section 1.1(b).
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Company Disclosure Letter” means the letter, dated as of the date hereof, delivered by the Company to Investor prior to the execution of this Agreement and identified as the Company Disclosure Letter.
“Company Equity Interests” has the meaning set forth in Section 2.4(b).
“Company Fundamental Representations” means the first sentence of Section 2.1, Section 2.2(a), Section 2.4, Section 2.5(a) and Section 2.19.
“Company Related Party” has the meaning set forth in Section 2.20.
“Company-Side Party” has meaning set forth in Section 10.11.
“Competition Laws” means the HSR Act (and any similar Law regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 15, 2020, by and between Investor and Syniverse Technologies, LLC.
“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Indebtedness (as defined in the First Lien Credit Agreement) of (A) in the event that an Alternative Transaction Election has been made and Investor has made a Ring-Fencing Election in accordance with Section 5.7(b)(i), the Remaining Business after giving pro forma effect to the Pre-Closing Steps and the incurrence of indebtedness referred to in Section 5.10(b) or (B) in any other event, the Company and its Subsidiaries; minus (ii) the amount of unrestricted cash and Cash Equivalents (as defined in the First Lien Credit Agreement) that would be stated on the balance sheet of and held by the Remaining Business or the Company and its Subsidiaries, as applicable, as of such date of determination to (b) the consolidated EBITDA (as defined in the First Lien Credit Agreement) of the Remaining Business or the Company and its Subsidiaries, as applicable, for the most recently ended twelve fiscal months (or, in the case of any period ending after November 30, 2021, for the most recently ended four (4) full fiscal quarters) for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to the Credit Facilities) immediately preceding the date of determination.
“Consumer” means an individual person who subscribes to a wireless messaging service or messaging application.
“Covered Person” means any former, current or future Affiliate of a Person and any Person’s and its Affiliates’ respective former, current or future officers, directors, shareholders, general or limited partners, members, employees, representatives or agents (in each case, other than the foregoing that is also a party to this Agreement).
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease, or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means, in response to COVID-19, any workforce reduction or the compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, related to or in response to COVID-19, including the CARES Act and Families First Act or any disaster plan of such Person or any change in applicable Laws related to, in connection with or in response to COVID-19.
“Credit Facilities” means (a) the Credit Agreement, dated as of April 23, 2012, as amended by the Incremental Commitment Amendment, dated as of June 28, 2013, as further amended by the Second Amendment, dated as of September 23, 2013, as further amended by the Third Amendment, dated as of March 6, 2015, as further amended by the Fourth Amendment, dated as of April 10, 2017, as further amended by the Fifth Amendment, dated as of March 9, 2018, as further amended by the Sixth Amendment, dated as of December 8, 2020 and as further amended, amended and restated, supplemented or otherwise modified from time to time, by and among Syniverse Holdings, Inc. (the “Borrower”), Buccaneer Holdings, LLC (“Holdings”), the lenders from time to time party thereto and Barclays Bank PLC (“Barclays”) as administrative agent (the “First Lien Credit Agreement”) and (b) the Second Lien Credit Agreement, dated as of March 9, 2018, as amended by the First Amendment, dated as of December 8, 2020 and as further amended, amended and restated, supplemented or otherwise modified from time to time, by and among the Borrower, Holdings, the lenders from time to time party thereto and Barclays as administrative agent.
“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company or any of its Subsidiaries or to any of the IT Systems or any business data of the Company and its Subsidiaries: (i) the Company’s and its Subsidiaries’ own rules, policies, and procedures; (ii) all applicable laws, rules and regulations (including, as applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679); (iii) industry standards applicable to the industry in which the Company and its Subsidiaries operate (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) contracts into which the Company and its Subsidiaries have entered or by which are otherwise bound.
“De Minimis Assets” has the meaning set forth in Section 2.22.
“Debevoise” has the meaning set forth in Section 10.11.
“End Date” has the meaning set forth in Section 8.1(b)(i).
“Enterprise Assumed Liabilities” has the meaning set forth in Exhibit A.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Enterprise Business” means the Company and its Subsidiaries’ enterprise messaging business, which consists of the Company and its Subsidiaries’ (i) A2P Messaging Business, (ii) XMS-IP Messaging Business, (iii) 10 DLC Non-Consumer Messaging Business, (iv) Business Enterprise Messaging Business, (v) Mobile Engagement Business and (vi) Phone Number Verification Business.
“Enterprise Transferred Assets” has the meaning set forth in Exhibit A.
“Enterprise Transferred Business Contracts” has the meaning set forth in Exhibit A.
“Enterprise Transferred Entities” has the meaning set forth in Exhibit A.
“Enterprise Transferred Intellectual Property” has the meaning set forth in Exhibit A.
“Enterprise Value” means (a) if an Alternative Transaction Election has not been made, the lesser of (i) $[*] and (ii) the enterprise value of the Company agreed to in the SPAC Definitive Agreements with respect to the SPAC Merger, and (b) if an Alternative Transaction Election has been made, $[*].
“Environmental Law” means all Laws in effect as of the Closing Date concerning pollution or protection of the environment, natural resources or human health as it relates to exposure to Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each Person that could be treated at a relevant time as a single employer with the Company or any of its Subsidiaries (including any Transferred Entity) pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Excluded Intellectual Property” means all Intellectual Property owned by the Company or its Subsidiaries that is not Transferred Intellectual Property.
“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.
“Fraud” means an actual and intentional misrepresentation of a material fact with respect to the making of the representations and warranties (and, for the avoidance of doubt, not constructive fraud, equitable fraud or negligent misrepresentation or omission) (i) in the case of the Company, in Article 2 above, (ii) in the case of Carlyle, in Article 3 above, and (ii) in the case of Investor, in Article 4 above.
“GAAP” means United States generally accepted accounting principles.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Governmental Authority” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any public or private arbitral tribunal.
“Hazardous Substance” means any substance or material that is listed, classified or regulated as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning or effect under any Environmental Law, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum by-products.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“In-the-Money Option” means any Option (other than any performance-based Option, unless such performance-based Option becomes vested pursuant to its terms at the Closing if the transaction consummated at the Closing constitutes a “Change in Control” for purposes of the special executive award agreement pursuant to which such performance-based Option was granted) that has an exercise price equal to or less than the Per Share Valuation Amount; provided that, with respect to any Option that has an exercise price of $6.50 that will take effect on December 31, 2021, the exercise price of such Option for purposes of this determination shall be deemed to be $6.50.
“Incentive Plan” means the Company’s 2011 Equity Incentive Plan, as it may be amended from time to time as approved by the Company’s board of directors.
“Initial End Date” has the meaning set forth in Section 8.1(b)(i).
“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including: all rights in patents and patent applications (including any continuations, divisionals, continuations-in-part, provisional applications, renewals, reissues, and re-examinations); trademarks and service marks, domain names and all other identifiers of source or origin (including all goodwill associated therewith and all registrations and applications therefor) (“Trademarks”); works of authorship; copyrights (and all registrations and applications therefor); rights of privacy and publicity; moral rights; Software and all rights therein; and trade secrets, industrial designs, data, confidential or proprietary information.
“Investment” has the meaning set forth in the Recitals.
“Investment Amount” means $750 million.
“Investment Percentage” means (a) the Purchase Price, divided by (b) an amount equal to (i) the Enterprise Value, minus (ii) the Net Indebtedness Amount, plus (iii) the Purchase Price, minus (iv) Closing Date Leakage, plus (v) the Option Exercise Amount.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Investor” has the meaning set forth in the Preamble.
“IRS” means the Internal Revenue Service.
“IT Systems” means the hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned or leased by or licensed to the Company or its Subsidiaries.
“Knowledge of the Company” means, as of the date of this agreement, the actual knowledge, without independent investigation (and shall in no event encompass constructively imputed or similar concepts of knowledge) of the individuals set forth on Section 9.1(a) of the Company Disclosure Letter.
“Law” means a law, act, code, statute, order, ordinance, rule, ruling, regulation, judgment, injunction, award, writ, order or decree.
“Leakage” means, other than as constitutes Permitted Leakage, the aggregate value, without duplication, of any (a) cash or noncash payment, dividend or distribution declared, paid or made in respect of (i) any Subsidiary Equity Interests to a Company Related Party or (ii) any Company Equity Interest, (b) cash or noncash payment made or agreed to be made by the Company for the purchase, redemption, repurchase, repayment or acquisition of (i) any Subsidiary Equity Interests to a Company Related Party or (ii) any Company Equity Interest (in each case other than redemptions or repurchases of Option Shares or RSU Shares in the Ordinary Course of Business), (c) transfer, sale, lease or exclusive license of assets, properties or rights of the Company or its Subsidiaries to, or for the benefit of, any Company Related Party (in each case other than commercial agreements between the Company and its Subsidiaries, on the one hand, and portfolio companies of Carlyle and its Affiliates, on the other hand, entered into in the Ordinary Course of Business on an arms’ length basis), (d) any loan, advance or capital contribution to or investment in or for the benefit of any Company Related Party (in each case (x) to the extent not repaid prior to the Closing and (y) other than advances to employees or officers for expenses or to customers in the Ordinary Course of Business and on arms’ length terms), (e) any liabilities or obligations assumed, indemnified or incurred for the benefit of any Company Related Party and any guarantees entered into for the benefit of any Company Related Party, in each case other than (x) pursuant to existing agreements or arrangements in place as of the date hereof and set forth on Section 2.20 of the Company Disclosure Letter or (y) any indemnities provided to customers on arms’ length terms or customary director and officer (including employees) indemnification agreements or arrangements, in each case of clause (y), entered into in the Ordinary Course of Business following the date hereof, (f) any payment (or, without duplication, any agreement or commitment to pay, but excluding any grants of RSUs) by the Company or any of its Subsidiaries of transaction bonuses or similar payments to employees in connection with the Closing or otherwise in connection with the transactions contemplated hereby, including any such payments, agreements or commitments made in reliance on Item 1 of Section 5.1(u) of the Company Disclosure Letter, (g) any payment (or, without duplication, any agreement or commitment to pay, but excluding any grants of RSUs) by the Company or any of its Subsidiaries of discretionary bonuses to employees of the Company and its Subsidiaries in
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

respect of 2020 performance, including any such payments, agreements or commitments made in reliance on Item 2 of Section 5.1(u) of the Company Disclosure Letter, or (h) fees, costs, Tax or other amount paid or agreed or required to be paid by the Company or its Subsidiaries as a result of any of the matters referred to in clauses (a) through (g) of this definition.
“Liability” means any direct or indirect liability, indebtedness, claim, loss, Tax, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.
“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, lease or encumbrance.
“Litigation” means any action, claim, charge, complaint, audit, investigation, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.
“Long Code” means a combination of digits to which SMS and MMS messages can be sent and received, that is equivalent to the number of digits found in a nationally defined telephony numbering plan and in fact is part of the nationally defined telephony numbering plan.
“Losses” means any and all Liabilities of any kind, interest and expenses (including reasonable fees and expenses of attorneys, consultants, accountants or other advisors).
“Management Agreement” has the meaning set forth in Section 5.5.
“Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on, the assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that any such change, effect, event or occurrence resulting from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (a) conditions generally affecting the economy or credit, capital and financial markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (b) any general change in or general effect on the industry or in the geographies in which the Company and its Subsidiaries operate, (c) any change in Laws, GAAP, or the enforcement or interpretation thereof, (d) political conditions, including hostilities, acts of war (whether declared or undeclared), cyber-attacks, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (e) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including any such change relating to the identity of, or facts and circumstances relating to, Investor and including any actions taken by any customers, suppliers or personnel of the Company and its Subsidiaries resulting from the foregoing (provided that this clause (e) shall not apply to any representation or warranty in Section 2.3 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the negotiation, execution, announcement or consummation of the transactions
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

contemplated by this Agreement or the Ancillary Agreements), (f) any hurricane, flood, tornado, earthquake or other natural disaster, (g) any actions expressly required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements, (h) the failure of the Company and its Subsidiaries to achieve any financial projections or forecasts or revenue or earnings predictions (it being understood that for purposes of this clause (h), the changes or effects giving rise to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect) or (i) COVID-19 or any other epidemic or pandemic; provided, however, that any change or effect referred to in clause (a), (b), (c), (d) or (f) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event or occurrence has a disproportionate effect (but then only to the extent of such disproportionate effect) on the Company and its Subsidiaries relative to other companies in the industries or markets in which the Company and its Subsidiaries operate.
“Material Contracts” has the meaning set forth in Section 2.9(a).
“Material Customer” has the meaning set forth in Section 2.21.
“Material Vendor” has the meaning set forth in Section 2.21.
“Message Transport and Delivery” has the meaning set forth in Exhibit A.
“Metcalf” has the meaning set forth in Exhibit A.
“Minimum Total Cash Amount” has the meaning set forth in Section 5.6(b)(ii).
“MMS” means Multimedia Message Service, which supports the delivery of two-way messages containing more than one type of media including text, video or pictures.
“MMS-IP Messaging Business” means the Company’s and its Subsidiaries’ business that provides a hosted network service that supports the two-way delivery of mobile-originated and mobile-terminated MMS messages between businesses and/or customers of businesses that are not MNOs and subscribers of MNOs using traditional Long Codes.
“MNO” means a mobile network operator that has purchased spectrum and built a network to support cellular service.
“Mobile Engagement Business” means the Company’s and its Subsidiaries’ business that provides a mobile marketing and management service through a cloud-based mobile marketing software platform that enables licensees to launch a wide range of mobile solutions leveraging SMS, MMS, QR codes, mobile web, Push and integration with social platforms.
“MSISDN” means a Mobile Station International Directory Number.
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Necessary Amount” has the meaning set forth in Section 5.7(b)(ii).
“Net Indebtedness Amount” means $[*].
“New Shares” has the meaning set forth in Section 1.1(a).
“Non-Consumer” means a Person other than an individual person, which such Person desires to send or receive an MMS or SMS message to a Consumer using a traditional 10-digit telephone number and includes large and small businesses, financial institutions, schools, medical practices, customer services entities, nonprofit organizations and political campaigns.
“North America Enterprise Business” has the meaning set forth in Section 5.7(b)(i).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Open Source Software” means open source, free software, copyleft or community source code license (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero GPL (AGPL), Apache Software License, or any other public source code license arrangement).
“Operating Assumed Liabilities” has the meaning set forth in Exhibit A.
“Operating Business” has the meaning set forth in Section 5.7(b)(i).
“Operating Transferred Assets” has the meaning set forth in Exhibit A.
“Operating Transferred Business Contracts” has the meaning set forth in Exhibit A.
“Operating Transferred Entities” has the meaning set forth in Exhibit A.
“Operating Transferred Intellectual Property” has the meaning set forth in Exhibit A.
“Options” means options to purchase Shares granted under the Incentive Plan that are issued and outstanding immediately prior to the Closing.
“Option Exercise Amount” means the aggregate exercise price of all In-the-Money Options outstanding as of immediately prior to the Closing; provided that, with respect to any Option that has an exercise price of $6.50 that will take effect on December 31, 2021, the exercise price of such Option for purposes of the Option Exercise Amount calculation shall be deemed to be $6.50.
“Option Shares” means, in respect of the In-the-Money Options, the aggregate Shares issuable (without regard to whether such Option is vested or unvested) upon exercise thereof in full immediately prior to the Closing.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Ordinary Course of Business” means, with respect to any Person, in the ordinary course of business of such Person, subject to any COVID-19 Measures impacting or taken by the relevant Person.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Organizational Document Amendments” means (a) if an Alternative Transaction Election has been made, the amendments to the Company’s certificate of incorporation and by-laws to implement the changes to such Organizational Documents expressly indicated in the footnotes of the form of the Stockholders Agreement attached as Exhibit B, and (b) if an Alternative Transaction Election has not been made, the amendments to the SPAC’s certificate of incorporation and by-laws to implement the changes to such Organizational Documents expressly indicated in the footnotes of, and that are applicable following a SPAC Transaction under, the form of the Stockholders Agreement attached as Exhibit B (but, in the case of this clause (b), as revised as contemplated by Exhibit C).
“Owned Intellectual Property” means the Intellectual Property owned by the Company and its Subsidiaries.
“PCAOB” means the Public Company Accounting Oversight Board.
“Per Share Valuation Amount” means an amount equal to (a) the sum of (i) the Enterprise Value, minus (ii) the Net Indebtedness Amount, minus (iii) Closing Date Leakage, plus (iv) the Option Exercise Amount, divided by (b) the aggregate number of (i) issued and outstanding Shares, (ii) Option Shares in respect of issued and outstanding In-the-Money Options and (iii) RSU Shares in respect of issued and outstanding RSUs, in each case, as of immediately prior to the Closing (after taking into account any grants of RSUs in reliance on Item 1 or Item 2 of Section 5.1(u) of the Company Disclosure Letter, but excluding, for the avoidance of doubt, (x) the New Shares and any equity to be newly issued to the SPAC and investors in the PIPE Financing in connection with the SPAC Transaction and (y) warrants issued in connection with the Third Party Equity Investment, if any, in connection with the Alternative Transaction).
“Permits” has the meaning set forth in Section 2.13(b).
“Permitted Leakage” means, notwithstanding the definition of Leakage, (a) any payments or benefits (including any applicable Tax thereon) expressly contemplated by this Agreement, (b) any payments or benefits between the Company and one or more of the Company Subsidiaries, (c) fees and reimbursable expenses due and payable under the Management Agreement, (d) payments or benefits pursuant to any employment, severance, bonus, indemnification or similar arrangements concerning the compensation or indemnification of employees, officers or directors made in the Ordinary Course of Business, (e) the fees payable to Affiliates of Carlyle contemplated by Section 2.19 of the Company Disclosure Letter and (f) any payments approved
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

in writing by Investor. Notwithstanding the foregoing, for the avoidance of doubt, any Leakage covered by clauses (g) and (f) of the definition thereof shall not be Permitted Leakage (regardless whether such Leakage is contemplated by or set forth on the Company Disclosure Letter).
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and, in each such case, for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business or in connection with construction contracts for amounts that are not yet delinquent or are being contested in good faith, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Real Property, (e) title exceptions disclosed by any title insurance commitment or title insurance policy for any such Real Property issued by a title company and delivered or otherwise made available to Investor prior to the date hereof, (f) other encumbrances, defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the present use or occupancy of the Real Property, (g) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries, (h) Liens securing the obligations under the Credit Facilities (or any replacement to the Credit Facilities, including Liens granted to any lender at the Closing in connection with the SPAC Transaction Refinancing or the Alternative Transaction Refinancing), and (i) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business in connection with the sale or marketing of products or services of the Company or its Subsidiaries.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not a legal entity), including a government or political subdivision or an agency or instrumentality thereof.
“Personal Information” means any information that identifies a particular individual and, when referring to a Law concerning the privacy or security of Personal Information, has the same meaning as the similar or equivalent term defined under such Law.
“Phone Number Verification Business” means the Company’s and its Subsidiaries’ business that provides a service that allows a customer to request information with respect the most recently available identity attributes of an MSISDN (such as carrier name, carrier ID, country, mobile country code, mobile network code and number type) to allow, among other things, the customer to make more efficient message-routing decisions.
“PIPE Financing” has the meaning set forth in Section 5.6(a)(ii).
“Pre-Closing Steps” has the meaning set forth in Section 5.7(b)(i).
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Purchase Price” has the meaning set forth in Section 1.2(a).
“R&W Insurance Policy” has the meaning set forth in Section 5.11.
“Real Property” means any owned real property and any leased real property of the Company or any of its Subsidiaries.
“Real Property Lease” has the meaning set forth in Section 2.10(b).
“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migration, emitting, escaping or emptying into or upon the environment, including any soil, sediment, subsurface strata, surface water, wetland or groundwater.
“Remaining Business” has the meaning set forth in Section 5.7(b)(i).
“Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents and other representatives.
“Retained Liabilities” has the meaning set forth in Exhibit A.
“Ring-Fencing Election” has the meaning set forth in Section 5.7(b)(i).
“RSUs” means restricted stock units in respect of Shares granted under the Incentive Plan.
“RSU Shares” means, in the case of any RSU, the number of Shares issuable upon the settlement of such RSU in full immediately prior to the Closing (but including, for this purpose, only any such performance-based RSU that becomes eligible pursuant to its terms for settlement into a number of Shares greater than zero if the transaction consummated at the Closing constitutes a “Change in Control” for purposes of the special executive award agreement pursuant to which such performance-based RSU was granted).
“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Control Laws including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the OFAC List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Second End Date” has the meaning set forth in Section 8.1(b)(i).
“Seller Transferee” has the meaning set forth in Exhibit A.
“Seller Transferor” has the meaning set forth in Exhibit A.
“Shares” has the meaning set forth in Section 2.4(a).
“Short Code” means a combination of digits to which SMS or MMS messages can be sent and received, that is less than the number of digits found in a nationally defined telephone numbering plan.
“SMS” means Short Message Service, which supports the delivery of two-way text messages to the wireless devices of subscribers of MNOs.
“SMS-IP Messaging Business” means Company’s and its Subsidiaries’ business that provides a hosted network service that supports the two-way delivery of mobile-originated and mobile-terminated SMS messages between businesses and/or customers of businesses that are not MNOs and subscribers of MNOs using traditional Long Codes.
“Software” means all software of any type (and in any form, including source code, object code or executable code) and all databases or collections of data, including computer programs, applications, tools, utilities, mobile applications, web applications, firmware, middleware, interfaces, and software implementations of algorithms, models and methodologies, in each case together with all related documentation (including user documentation and manuals) and descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing.
“SPAC” means a special purpose acquisition company that has raised capital in an initial public offering with the purpose of using the proceeds to acquire one or more unspecified businesses or assets to be identified after the initial public offering.
“SPAC Definitive Agreements” has the meaning set forth in Section 5.6(a)(iii).
“SPAC Merger” has the meaning set forth in the Recitals.
“SPAC Reduction Amount” has the meaning set forth in Section 5.6(b)(iv).
“SPAC Selection” has the meaning set forth in Section 5.6(a)(i).
“SPAC Transaction” has the meaning set forth in the Recitals.
“SPAC Transaction Debt Financing Commitments” has the meaning set forth in Section 5.10(a).
“SPAC Transaction Financial Statements” as the meaning set forth in Section 5.12.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“SPAC Transaction Proceeds” means, in connection with the SPAC Transaction, the sum of (a) the net proceeds received from the SPAC’s trust account (after giving effect to pre-Closing redemptions by pre-Closing SPAC shareholders), plus (b) the net proceeds received from the PIPE Financing.
“SPAC Transaction Refinancing” has the meaning set forth in Section 5.10(a).
“Stockholders Agreement” means the stockholders agreement of the Company substantially in the form (a) if an Alternative Transaction Election has been made, attached as Exhibit B and (b) if an Alternative Transaction Election has not been made, attached as Exhibit B, but as revised as contemplated by Exhibit C, in each case, to be entered into on or prior to the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent (50%) of such securities or ownership interests are at the time directly or indirectly owned by such Person. The term “Subsidiary” shall include all Subsidiaries of a Subsidiary.
“Subsidiary Equity Interests” has the meaning set forth in Section 2.5(b).
“Substantial Detriment” means any divestiture, sale, licensing, holding separate or other disposition of any asset or business, or any behavioral or conduct restriction or other alteration to the business or operations of Investor, the Company, Carlyle, or any of their respective Affiliates, or any agreement or commitment to effect any of the foregoing, other than: (a) restrictions on the sharing of competitively sensitive information as between employees of the Company and its Subsidiaries and employees of Investor and its Subsidiaries; (b) a requirement for Investor and its Subsidiaries to provide, and offer to provide, the services as set forth on Section 9.1(d) of the Company Disclosure Letter; or (c) any other actions by Investor or its Affiliates to the extent such actions, individually or in the aggregate, would not be reasonably expected to materially and adversely impact the benefit of the SPAC Transaction (or, if applicable, the Alternative Transaction) and the Ancillary Agreements to Investor and its Subsidiaries, taken as a whole.
“Tax” means (a) any federal, state, local or non-U.S. income, alternative, minimum (including Taxes under Section 59A of the Code), accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, escheat and unclaimed property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other tax, duty, fee, assessment or other governmental charge or deficiencies thereof of any kind whatsoever in the nature of a tax (including all interest and penalties thereon (or in lieu thereof) and any additions thereto), whether disputed or not and (b) any liability for any of the foregoing arising as a result of Section 1.1502-6 of the Treasury Regulations or similar or analogous provision of state, local or non-U.S. Law, indemnification obligations, or as a successor, by Contract, by Law or otherwise.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Tax Return” means any federal, state, local or non-U.S. tax return, declaration, statement, report, schedule, election, form or information return or any attachments thereto or amendment to any of the foregoing relating to Taxes.
“Third-Party Equity Investment” has the meaning set forth in Section 5.7(b)(ii).
“Transfer” or “Transferred” means any direct or indirect sale, assignment, mortgage, transfer, pledge, hypothecation or other disposal (including (a) any transfer by operation of Law, including by way of merger, amalgamation, consolidation, spin-off or other business combination or any transfer of assets or (b) or any transaction which has the effect of transferring the economic rights or benefits of an ownership interest in the Company to a third party), the act of effecting any of the foregoing or any of the foregoing having been effected, as the context requires; provided that no direct or indirect Transfer of (i) any interest in any Carlyle Investment Fund by (A) any limited partner or similar non-controlling investors not Affiliated with CIM in such Carlyle Investment Fund or (B) any partner (with “partner” being a reference to the title of an individual person) or employee of CIM or its Affiliates holding in their capacity as an individual (and excluding, for clarity, any aggregator limited partner through which such partners or employees may collectively hold such interests) or (ii) any publicly traded equity interest of CIM shall be considered a “Transfer” of any interests in the Company or any of its Subsidiaries. For the avoidance of doubt, but subject to the foregoing proviso, a Transfer of equity interests in Carlyle or in any direct or indirect parent of Carlyle shall be considered a Transfer for all purposes of this Agreement.
“Transferred Assets” has the meaning set forth in Exhibit A.
“Transferred Benefit Plan Assets” has the meaning set forth in Exhibit A.
“Transferred Business Contracts” has the meaning set forth in Exhibit A.
“Transferred Business Employees” has the meaning set forth in Exhibit A.
“Transferred Business Employee Records” has the meaning set forth in Exhibit A.
“Transferred Entity” or “Transferred Entities” has the meaning set forth in Exhibit A.
“Transferred Entity Transferee” has the meaning set forth in Exhibit A.
“Transferred Entity Transferor” has the meaning set forth in Exhibit A.
“Transferred Intellectual Property” has the meaning set forth in Exhibit A.
“Treasury Regulations” means the regulations prescribed under the Code.
“Unaudited Financial Statements” has the meaning set forth in Section 2.6(a).
“VAT” means (a) any Tax chargeable under or imposed pursuant to or in compliance with the EC Directive 2006/112/EC (as amended from time to time) and any other Tax of a
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

similar nature whether imposed in any member state of the European Union in substitution for, or levied in addition to, such Taxes, or any similar or comparable Tax imposed elsewhere, and (b) any Indian goods and services Tax.
“Waived 280G Benefits” has the meaning set forth in Section 5.13.
“Wholesale Agreement” means the wholesale agreement substantially in the form attached as Exhibit D to be entered into on or prior to the Closing Date.
“Willful Breach” means, with respect to any agreement or covenant, a material breach that is the consequence of an action or omission by the breaching party with actual knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such action or omission is, or would reasonably be expected to be or result in, a breach of such agreement or covenant.
“XMS-IP Messaging Business” means the Company’s and its Subsidiaries’ (a) SMS-IP Messaging Business and (b) MMS-IP Messaging Business.
Section 9.2 Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. References to “Affiliate” or “Affiliates” of a party shall, except as otherwise expressly provided in this Agreement, only be deemed to include any Person so long as such Person remains an Affiliate of such party. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Schedules, Exhibits and Annexes are to Articles, Section, Schedules, Exhibits and Annexes of this Agreement unless otherwise specified. Any capitalized term used in any Exhibit or the Company Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including that date, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Article 10

Miscellaneous
Section 10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, electronic mail or by certified mail to the other party hereto as follows:
if to Investor,
Twilio Inc.
101 Spear Street, First Floor
San Francisco, CA 94105
Attention:    General Counsel
Email:        legalnotices@twilio.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
3330 Hillview Avenue
Palo Alto, CA 94304
United States
Attention: Adam D. Phillips, P.C.; Jonathan Manor
Email: adam.phillips@kirkland.com;
jonathan.manor@kirkland.com
and:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:    Edward J. Lee, P.C.; Carlo Zenkner
Email:        edward.lee@kirkland.com; carlo.zenkner@kirkland.com
if to the Company,
Syniverse Corporation
8125 Highwoods Palm Way
Tampa, FL 33647
Attention:    Laura Binion
Email:        laura.binion@syniverse.com
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:    Jonathan E. Levitsky; Christopher Anthony
Email:        jelevitsky@debevoise.com; canthony@debevoise.com
if to Carlyle,
Carlyle Partners V Holdings, L.P.
c/o The Carlyle Group
One Vanderbilt Avenue
New York, New York 10017
Attention:    James Attwood; Josh Pincus
Email:        james.attwood@carlyle.com; josh.pincus@carlyle.com
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:    Jonathan E. Levitsky; Christopher Anthony
Email:        jelevitsky@debevoise.com; canthony@debevoise.com
or such other address or Email as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 10.2 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other or of any rights or remedies that any party may otherwise have at law or in equity.
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 10.3 Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses; provided that in the event that the Closing occurs, the Company shall pay, or reimburse, Carlyle and Investor for their respective reasonable and documented fees and expenses incurred in connection with the transactions contemplated by this Agreement (excluding any costs or expenses of obtaining the R&W Insurance Policy, which costs and expenses shall be borne solely by Investor).
Section 10.4 Governing Law, etc.
(a)This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction. Each of the parties hereto (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and (ii) (A) agrees to bring all claims under any theory of liability in respect of such action or proceeding exclusively in any such court and (B) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
(b)Each party to this Agreement hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each party to this Agreement hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.
Section 10.5 Successors and Assigns. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assigned by any party hereto
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(whether by operation of Law or otherwise) without the prior written consent of the other party, except (x) by Carlyle pursuant to Section 5.2(e) or (y) by Investor to any controlled Affiliate of Investor (provided that any such assignment will not relieve Carlyle or Investor, respectively, of any of its obligations hereunder). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.5 shall be void.
Section 10.6 Entire Agreement. This Agreement, the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the matters covered hereby and thereby and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof and thereof.
Section 10.7 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 10.9 Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a party may have under law or equity, a party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Each party acknowledges and agrees that monetary damages would be inadequate in the event of any such failure to perform or breach and waives any equitable defense to the granting of specific performance or other injunctive relief available to such party. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary in this Agreement, the parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.
Section 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and nothing in this
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 10.11 Representation of the Company and its Affiliates. Investor on its own behalf and on behalf of its Affiliates and its and its Affiliates’ directors, shareholders, members, partners, officers, employees and Affiliates, hereby agrees that, in the event that a dispute arises after the Closing arising from the transactions contemplated by this Agreement between Investor or any of its Affiliates, on the one hand, and the Company, Carlyle or any of their respective Affiliates or their or their Affiliates’ respective directors, shareholders, members, partners, officers or employees (any of the foregoing, a “Company-Side Party”), on the other hand, Debevoise & Plimpton LLP (“Debevoise”) may represent the Company-Side Party in such dispute even though the interests of the Company-Side Party may be directly adverse to Investor. Investor further agrees that, as to all communications prior to Closing among Debevoise and any of the Company-Side Parties that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Company and/or Carlyle (on behalf of the Company-Side Parties) and may be controlled by the Company or Carlyle, as applicable, and shall not pass to or be claimed by Investor.
Section 10.12 Exhibits and Schedules. The Company Disclosure Letter and all exhibits or other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Without limiting the terms of the Company Disclosure Letter, any fact or item disclosed in the Company Disclosure Letter referenced with respect to a representation in Article 2 or Article 3 shall be deemed to have been disclosed with respect to every other section in Article 2 or Article 3 if the relevance of such disclosure to such other section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. The Company Disclosure Letter and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, Carlyle or their respective Affiliates except as and to the extent expressly provided in this Agreement.
Section 10.13 Survival. Except in the case of Fraud, none of the representations and warranties made in this Agreement, or in any certificate delivered pursuant to Section 7.2(f) or Section 7.3(c), shall survive the Closing Date. All covenants and agreements of the Company, Carlyle and Investor contained in this Agreement shall survive the Closing Date in accordance with their respective terms, but not to exceed the applicable statute of limitations in the event of a breach of such covenant; provided that all covenants and agreements of the parties contained in this Agreement which by their terms are to be performed at or prior to the Closing Date shall not survive the Closing; provided, however, that the Company’s covenants and agreements with respect to Closing Date Leakage and Leakage in Section 1.2 and Section 5.1(r), respectively,
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

shall (solely to the extent actual Closing Date Leakage exceeds the amount taken into account in calculating the Investment Percentage) survive the Closing for a period of twelve (12) months following the Closing (and Investor shall be entitled to bring claims against the Company with respect thereto prior to such expiration).
Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement shall be had against any Covered Person, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Covered Person for any obligation of any party to this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
[Remainder of page left intentionally blank; signature pages follow.]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
SYNIVERSE CORPORATION
By:        /s/ James Attwood Jr.
Name: James Attwood Jr.
Title: Chairman
[Signature Page to Framework Agreement]

Carlyle Partners V Holdings, L.P.
By: TC Group V, L.P. its general partner
By: TC Group V, L.L.C., its general partner
By:    /s/ James Attwood Jr.
    Name: James Attwood Jr.
    Title: Authorized Person

[Signature Page to Framework Agreement]

TWILIO INC.
By:        /s/ Khozema Shipchandler
Name: Khozema Shipchandler
Title: Chief Financial Officer
[Signature Page to Framework Agreement]